EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GEXFO DISTRIBUTION INTERNATIONALE INC.,

EXFO SERVICE ASSURANCE, INC.

and

BRIX NETWORKS, INC.

and

CHARLES RIVER VENTURES, LLC

April 2, 2008

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement"), is entered into as of the 2nd day of April 2008, by and among GEXFO Distribution Internationale Inc., a Province of Québec corporation ("Parent"), EXFO Service Assurance, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Brix Networks, Inc., a Delaware corporation (the "Company"), and solely with respect to Articles 1 and 6, Charles River Ventures, LLC, as the Stockholders' Representative. Capitalized terms that are used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Article 8 of this Agreement.

RECITALS

The respective Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of its respective corporation and the stockholders thereof that the Company be acquired by Parent, and, in furtherance thereof, that Merger Sub merge with and into the Company, with the Company surviving the merger as a direct or indirect wholly owned subsidiary of Parent. Pursuant to the Merger, the issued and outstanding shares of the Company's capital stock will be converted into the right to receive certain cash amounts, all as set forth in this Agreement.

NOW THEREFORE, in consideration of the premises, and the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1
THE MERGER
1.1   The Merger.

Upon and subject to the terms and conditions of this Agreement, Merger Sub shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation and as a wholly-owned subsidiary of Parent. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

1.2   The Closing.

The Closing shall take place at the offices of Choate, Hall & Stewart LLP in Boston, Massachusetts, commencing at 10 A.M. Eastern US Time on the Closing Date or at such other time and place as the Parties hereto shall mutually agree in writing.

1.3   Actions at the Closing.

(a)   At the Closing: (i) the Company shall deliver to Parent and Merger Sub each of the certificates, instruments and documents referred to in Section 5.2; (ii) Parent and Merger Sub shall deliver to the Company each of the certificates, instruments and documents referred to in Section 5.3; and (iii) Parent or Merger Sub shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware.

(b)   At the Closing, Parent shall pay or cause Merger Sub or another direct or indirect wholly owned subsidiary of Parent and intermediate parent of Merger Sub to pay (by check or by wire transfer of immediately available funds), the Cash Price to the Paying Agent, subject to Section 1.6.

(c)   At the Closing, the Company shall pay and cause its Subsidiary to pay the available cash balance in all bank accounts of the Company and its Subsidiary (the "Cash Amount") (by check or by wire transfer of immediately available funds) to the Paying Agent.

(d)   Following receipt of the amounts required to be paid pursuant to Sections 1.3(b) and (c), on the Closing Date, the Paying Agent shall pay (by check or by wire transfer of immediately available funds) the sum of the Cash Price and the Cash Amount, in cash as follows:

(i)  first, to the lenders to the Company or its Subsidiary, an amount equal to all amounts owed by the Company or its Subsidiary to such lenders, including all principal, interest, premiums and fees, as set forth in pay-off letters to be delivered to Parent at least two (2) business days prior to Closing;

(ii)  second, the Company Transaction Costs to the Company's or its Subsidiary's investment banking, financial, legal, accounting and other advisers, in accordance with the final bills and wire transfer instructions from each payee of any portion of the Company Transaction Costs to be delivered to Parent at least two (2) business days prior to Closing, provided, however, that if any amounts are set forth on Schedule 1.3(d)(ii) hereof under the heading, "Transaction Costs to be Paid by Company," (including any amounts related to directors and officers tail insurance pursuant to Section 4.9 and, to the Stockholders’ Representative, an amount equal to the Holdback Amount (as defined in Section 1.13)) such amounts shall not be deemed to be part of the Company Transaction Costs;

(iii)  third, to the Company, (A) for the benefit of the Management Participants, an amount equal to the aggregate of the respective amounts set forth opposite each such Person's name on Schedule 1.3(d)(iii), and promptly following the Closing (and in any event within three business days thereafter), the Company shall pay or cause to be paid to the Management Participants, such amounts in accordance with Schedule 1.3(d)(iii) and Section 1.5 and (B) for the benefit of the Company, an amount equal to the Company's portion of Medicare liability with respect to such payments to the Management Participants;

(iv)  fourth, to the holders of Company Shares, an amount equal to the aggregate of the respective amounts set forth opposite each such Person's name on Schedule 1.3(d)(iv), in accordance with Sections 1.5, 1.6 and 1.10.

1.4   Additional Action.

          The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or Merger Sub, in order to consummate the transactions contemplated by this Agreement.

1.5   Payment of Cash Price and Conversion of Shares.

(a)   Conversion of Outstanding Common Shares and Preferred Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any holder of any of the following securities (and subject to the provisions of Sections 1.6 and 1.10):

(i)  Each share of Series C-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares held in the Company's treasury) shall be converted into and represent the right to receive a portion of the Cash Price in accordance with this Section 1.5 and a portion of the Earn-Out Amount in accordance with Section 1.11.

(ii)  Each share of Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares held in the Company's treasury) shall be converted into and represent the right to receive a portion of the Cash Price in accordance with this Section 1.5 and a portion of the Earn-Out Amount in accordance with Section 1.11.

(iii)  Each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares held in the Company's treasury) shall be converted into and represent the right to receive a portion of the Cash Price in accordance with this Section 1.5 and a portion of the Earn-Out Amount in accordance with Section 1.11.

(iv)  Each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares held in the Company's treasury) shall be converted into and represent the right to receive a portion of the Cash Price in accordance with this Section 1.5 and a portion of the Earn-Out Amount in accordance with Section 1.11.

(v)  Each Option, Warrant or other convertible security of the Company outstanding immediately prior to the Effective Time (either vested or unvested) shall be cancelled, without any action on the part of holder thereof, and shall have no right to any portion of the Cash Price or Earn-Out Amount.

(b)   Treasury Shares. Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by Parent or Merger Sub shall be cancelled and retired without payment of any consideration therefor.

(c)   Merger Sub Shares. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

(d)   "Purchase Price" means Thirty-Three Million Five Hundred Thousand Dollars ($33,500,000), which is the sum of Twenty-Eight Million Four Hundred Seventy-Five Thousand Dollars ($28,475,000) (the "Cash Price") plus Five Million Twenty-Five Thousand Dollars ($5,025,000) (the "Base Earn-Out Amount").  In addition, the Additional Earn-Out Amount (as defined below), if any, shall be payable in accordance with Section 1.11(a)(iii).

(e)   Payments. Subject to Section 1.6 hereof, all amounts payable to Company Stockholders or the Management Participants hereunder, including amounts payable pursuant to the Brix Networks, Inc. Management Incentive Plan, will be distributed by the Parent, Merger Sub, the Company, the Paying Agent or the Stockholders' Representative, as the case may be, to the Company Stockholders and the Management Participants in accordance with the liquidation provisions set forth in the Company's Eighth Amended and Restated Certificate of Incorporation, as such may be amended and restated after the date hereof to implement the Brix Networks, Inc. Management Incentive Plan (the "Amended and Restated Certificate of Incorporation") as in effect immediately prior to the Effective Time. Upon the payment of any amount by or as directed by Parent or the Surviving Corporation hereunder, Parent and Surviving Corporation shall have no further liability or obligation to the Stockholders' Representative, the Paying Agent, the Company Stockholders or the Management Participants for such payments.   Schedule 1.3(d)(iii) sets forth the true and complete amount to which each Management Participant will be entitled as of the Effective Time pursuant to the Amended and Restated Certificate upon the consummation of the Merger in accordance with this Agreement.  Subject to Section 1.6 hereof, Schedule 1.3(d)(iv) sets forth the true and complete amount to which each Company Stockholder will be entitled as of the Effective Time pursuant to the Amended and Restated Certificate upon the consummation of the Merger in accordance with this Agreement.

1.6   Dissenting Shares.

(a)   Dissenting Shares shall not be converted into or represent the right to receive any portion of the Purchase Price unless the holder of such Dissenting Shares (a "Dissenting Stockholder") shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn his, her or its demand for appraisal. If such Dissenting Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right (subject to the provisions of Section 1.10) to receive the consideration payable in respect of such Company Shares pursuant to Section 1.5 and Section 1.11, and (ii) promptly following the occurrence of such event, Parent or the Surviving Corporation shall pay or cause to be paid to such Dissenting Stockholder the amount which such holder is then entitled to receive pursuant to Section 1.5 and Section 1.11.

(b)   The Company shall give Parent prompt notice of any and all demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and the Company shall have the right to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), settle, offer to settle or make any payment with respect to any demand for appraisal of Company Shares unless such settlement or payment (i) is for an amount not exceeding the amount that would otherwise be payable with respect to such Company Shares pursuant to this Agreement and (ii) is conditioned upon the execution and delivery by the holder of a full and unconditional release of all claims that such holder may have against the parties to this Agreement, their respective Subsidiaries and Affiliates, and the Representatives of each of them.

(c)   Notwithstanding any other provision in this Agreement to the contrary, from and after the Effective Time, any amount that would otherwise be distributable on account of such Dissenting Shares pursuant to Section 1.5 hereof shall be held by the Paying Agent until such time as the Parent and the Stockholders’ Representative provide joint written instructions as to the disposition of such amounts in accordance with this Section 1.6.

1.7   Options and Warrants.

At or prior to the Effective Time, all Options, Warrants and other convertible securities of the Company which are issued and outstanding shall be automatically and immediately cancelled.

1.8   Certificate of Incorporation and Bylaws; Directors and Officers.

(a)   At the Effective Time, by virtue of the Merger and without any further action by the Surviving Corporation or any other Person, the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the form of the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to EXFO Service Assurance, Inc. and (ii) the identity of the incorporator shall be deleted.

(b)   At the Effective Time, by virtue of the Merger and without any further action by the Surviving Corporation or any other Person, the Bylaws of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended and restated in their entirety in the form of the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to EXFO Service Assurance, Inc.

(c)   From and after the Effective Time, by virtue of the Merger and without any further action by the Surviving Corporation or any other Person, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and its Subsidiary, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or its Subsidiary, as the case may be, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and its Subsidiary, each to hold office in accordance with the bylaws of the Surviving Corporation as amended and restated pursuant to Section 1.8(b) or its Subsidiary, as the case may be.

1.9   Closing of Transfer Books; No Further Rights.

At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, certificates formerly representing Company Shares are presented to Parent or the Surviving Corporation, they shall be cancelled and exchanged in accordance with Section 1.5, subject to the provisions of Section 1.10 and, subject further to applicable law in the case of Dissenting Shares. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of certificates formerly representing Company Shares shall cease to have any rights with respect thereto except as provided herein or by law.

1.10   Exchange of Shares.

(a)   The Paying Agent shall effect the payment of the portion of the Purchase Price payable to the Company Stockholders in accordance with Sections 1.5 and 1.11, and subject to Section 1.6, in exchange for certificates representing (or other documentation, reasonably satisfactory, evidencing ownership of) the Company Shares issued and outstanding immediately prior to the Effective Time (the "Company Certificates"). Promptly (and in no event more than five (5) business days) following the Effective Time, Parent shall cause the Company to send a notice and a letter of transmittal to each holder of a Company Certificate whose address appears in the Company's stock books advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such Company Certificate in exchange for the portion of the Cash Price payable to such holder pursuant to Section 1.5. Each holder of a Company Certificate, upon proper surrender thereof to the Paying Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to the provisions of this Section 1.10 and the withholding of all applicable taxes required to be withheld) the cash amount payable pursuant to Section 1.5 and the right to receive a share of the Earn-Out Amount in accordance with Section 1.11. Until properly surrendered, each Company Certificate shall be deemed for all purposes to evidence only the right to receive the cash amounts payable pursuant to Sections 1.5 and 1.11.

(b)   If any payment is to be made to or in the name of a Person other than the Person in whose name the Company Certificate surrendered in exchange therefor is registered, it shall be a condition to such payment that (i) the Company Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper, and (iii) the Person requesting such transfer shall pay to the Company any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Company that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Paying Agent nor any Party shall be liable to a holder of Company Shares for any amount payable to such holder pursuant to Section 1.5 or Section 1.11 that is delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Company Certificate shall not have been surrendered and exchanged in accordance with the procedures set forth in this Section 1.10 immediately prior to the date on which any portion of the Purchase Price would otherwise escheat or become the property of any Governmental Entity, any such funds shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims and interests of any Person previously entitled thereto.

(c)   In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed, the Paying Agent shall pay or cause to be paid in exchange for such lost, stolen or destroyed Company Certificate the amount then payable in exchange therefor pursuant to Section 1.5 and Section 1.11. The Paying Agent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Company Certificate to agree in writing to indemnify the Paying Agent against any claim that may be made against Parent or the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

(d)   Any portion of the Purchase Price made available to the Paying Agent pursuant Sections 1.5 or 1.11 that remains unclaimed by the holders of Company Shares as of the date that is thirty (30) days after the date on which the final payment of the Earn-Out Amount is due (or is determined not to be earned) shall be returned to Parent and any holder who has not completed the exchange procedures set forth in this Section 1.10 shall thereafter look only to Parent for delivery of the portion of the Purchase Price payable in respect of such holder's shares without any interest thereon.

1.11   Earn-Out.

(a)   Earn-Out Amount.  As additional consideration for the Merger, if earned in accordance with this Section 1.11, but subject to off-set pursuant to Article 6, an aggregate amount of up to the Earn-Out Cap shall be paid to the Stockholders’ Representative (less any amounts payable to the Management Participants, which shall be paid directly to the Management Participants by the Surviving Corporation) after the Earn-Out Period as provided in subsections (i) to (iv) below:

(i)  If the Cumulative Company Bookings Value is less than or equal to Sixteen Million Dollars ($16,000,000), the Surviving Corporation shall not pay any amount in respect of the Earn-Out;

(ii)  Note 1

(iii)  Note 1

Note 1: Contains confidential information that would be seriously prejudicial to the interests of EXFO.

(B)    Note 1

(iv)   Note 1

(b)   Parent’s Statement; Dispute; Payment.  Within ten (10) days after expiration of the Earn-Out Period, Parent shall deliver to the Stockholders' Representative a statement setting forth the Cumulative Company Bookings Value as of the expiration of the Earn-Out Period (the "Parent's Statement").  If, within ten (10) days after Parent delivers the Parent Statement, no written notice of disagreement or an affirmative notice of agreement is provided to Parent by the Stockholders’' Representative, then the Stockholders' Representative shall be deemed to have accepted the Parent's Statement and Parent shall make payment of the amount payable pursuant to subsection (a), if any, within ten (10) days of such notice.  If, within such 10-day period, the Stockholders' Representative gives written notice to Parent that it disagrees with the Parent's Statement, then Parent and the Stockholders' Representative will attempt in good faith to resolve their disagreement.  If such disagreement cannot be resolved within ten (10) days following Parent's receipt of the notice from the Stockholders' Representative, the matter will be referred to one of the “Big Four” accounting firms acceptable to Parent and the Stockholders’ Representative (the "Accounting Referee"), for resolution of the disagreement, with instructions to complete the same as promptly as practicable but, in any event, within thirty (30) days of its engagement, and the determination of the Accounting Referee shall be final and binding on Parent, the Surviving Corporation, the Stockholder's Representative, and the Management Participants.  If the determination is made that the Cumulative Company Bookings Value as of immediately upon the expiration of the Earn-Out Period is equal to or less than the calculation set out in the Parent's Statement, the Stockholders' Representative shall pay the fees of the Accounting Referee for making the determination; otherwise, those fees shall be paid by the Surviving Corporation.  If, following the final determination by the Accounting Referee, Parent is required to make any payment pursuant to subsection (a), Parent shall make payment of such amount within five (5) days of such final determination.  Notwithstanding the foregoing, Parent may withhold payment of an amount of the earned Earn-Out Amount due and payable under this Section 1.11 equal to the amount of any outstanding indemnifiable claims in accordance with Article 6 until such time as such claims are resolved.

(c)   Acceleration of Payment.  Upon the occurrence of a Liquidation Event, the Stockholders' Representative shall have the option to demand payment of the Base Earn-Out Amount within fifteen (15) days following the consummation of such Liquidation Event, and upon such payment, Parent’s Earn-Out payment obligations under this Section 1.11 shall be deemed fully satisfied.

(d)   Operation of Business During Earn-Out Period.  During the Earn-Out Period, Parent and the Surviving Corporation shall cause the Surviving Corporation to be operated in accordance with Schedule 1.11(d).

Note 1: Contains confidential information that would be seriously prejudicial to the interests of EXFO.

(e)   No Interest.  No interest shall accrue or be paid on any portion of the Earn-Out Amount or any payment or distribution pursuant to this Section 1.11. Payments made pursuant to this Section 1.11 shall be treated as adjustments to the Purchase Price.

(f)   Transferability.  The interests of the Company Stockholders and the Management Participants in the Earn-Out Amount shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to Parent, and no such assignment or transfer shall be valid until such notice is given.

(g)   Dispute Resolution.  If there is a dispute with respect to any provision of this Section 1.11 (including compliance with Schedule 1.11(d)), other than the calculation of the Cumulative Company Bookings Value, which is governed by Section 1.11(b), the parties will submit such dispute to binding arbitration in accordance with the procedure set forth in Section 6.3.

(h)   Certain Definitions.  For the purposes hereof, the following terms shall have the following meanings:

(i)  "Company Booking"   Note 1

(ii)  "Cumulative Company Bookings Value"   Note 1

(iii)  "Earn-Out Amount" shall mean the amount payable by the Surviving Corporation pursuant to this Section 1.11.

Note 1: Contains confidential information that would be seriously prejudicial to the interests of EXFO.

(iv)  "Earn-Out Cap"       Note 1

(v)  "Earn-Out Period" shall mean the twelve (12) month period following the Closing Date.

(vi)  "Liquidation Event" shall mean the closing of (A) the sale, transfer (including by way of an exclusive license) or other disposition of all or substantially all of Parent's or the Surviving Corporation's assets (except a sale, transfer or disposition in which EXFO, directly or indirectly, continues to own or control at least fifty percent (50%) of the voting power of the capital stock of the acquiring entity), (B) the consummation of the merger, reorganization, or consolidation of Parent or the Surviving Corporation with or into another entity (except a merger, reorganization or consolidation in which (a) EXFO, directly or indirectly, continues to hold at least fifty percent (50%) of the voting power of the capital stock of Parent or the Surviving Corporation, as applicable, or the surviving or acquiring entity or (b) the holders of capital stock of EXFO immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of the surviving or acquiring entity), or (C) a liquidation, dissolution or winding up of Parent or the Surviving Corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the jurisdiction of Parent's or the Surviving Corporation's incorporation or to create a holding company that will be owned, directly or indirectly, by EXFO.

1.12   Withholding Obligations.

(a)   Notwithstanding any other provision in this Agreement, the Parent, the Company, the Merger Sub, the Paying Agent and the Stockholders' Representative shall have the right to deduct and withhold Taxes from any payments to be made hereunder (including any payments to be made under Article 6) if such withholding is required by law and to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Company Stockholders, Management Participants and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Company Stockholder, Management Participant or other recipient of payments in respect of which such deduction and withholding was made.

(b)   To the extent that any amounts are required to be deducted or withheld from any payments to be made to the employees or service providers of the Company hereunder, the Party making such payments shall pay the gross amount of such payments to the Surviving Corporation. The Surviving Corporation shall then deduct and withhold from such payments such amounts as may be required to be deducted or withheld from such payments under any Tax law, pay the remainder of such payments to the applicable employees or service providers and make all required withholding Tax payments to the applicable Governmental Entities.

1.13   Holdback Amount.         Note 1

Note 1: Contains confidential information that would be seriously prejudicial to the interests of EXFO.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company Disclosure Schedule, the statements contained in this Article 2 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 2. The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this Article 2 only to the extent such disclosure is expressly cross-referenced in such other sections and subsections (or the applicability of such disclosure to such other sections and subsections is readily apparent.

2.1   Organization, Qualification and Corporate Power.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction listed in Section 2.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company's businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to Parent complete and accurate copies of its Amended and Restated Certificate of Incorporation and bylaws. The Company is not in default under or in violation of any provision of its Amended and Restated Certificate of Incorporation or bylaws.

2.2   Capitalization.

(a)   Note 1

Note 1: Contains confidential information that would be seriously prejudicial to the interests of EXFO.

Note 1

(b)   Section 2.2 of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Common Shares) the Conversion Price (as defined in the Company's Amended and Restated Certificate of Incorporation) of such shares. Section 2.2 of the Company Disclosure Schedule also indicates all outstanding Common Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance in all material respects with all applicable federal, state, and foreign securities laws.

(c)   Section 2.2 of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Common Shares the Company is authorized to issue under such Plan, the number of options exercised to date under such Plan, the number of Common Shares subject to outstanding options under such Plan and the number of Common Shares reserved for future issuance under such Plan; (ii) all holders of outstanding Options as of the date hereof, indicating with respect to each Option the Company Stock Plan under which it was granted, the number of Common Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all holders of outstanding Warrants, the number of shares of capital stock, and the class or series of such shares, subject to such Warrant, the exercise price, the date of issuance and the expiration date thereof.  The Company has provided or made available to Parent complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Options and forms of all Warrants. All of the shares of capital stock of the Company subject to Options and Warrants will be, upon issuance pursuant to the exercise of such instruments in accordance therewith, duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.2 of the Company Disclosure Schedule, the Company has never adjusted or amended the exercise price of any Options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.

Note 1: Contains confidential information that would be seriously prejudicial to the interests of EXFO.

(d)   Except as set forth in this Section 2.2 or in Section 2.2 of the Company Disclosure Schedule or with respect to the rights, preferences and privileges of the Preferred Shares contained in the Company's Amended and Restated Certificate of Incorporation in effect on the date hereof, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(e)   Except as set forth in Section 2.2 of the Company Disclosure Schedule, there is no written agreement, or to the Company's knowledge, oral agreement, between the Company and any holder of its securities, or, to the best of the Company's knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights), registration under the Securities Act, or voting, of the capital stock of the Company.

(f)   Schedule 1.3(d)(iii) sets forth the true and complete amount to which each Management Participant will be entitled as of the Effective Time pursuant to the Amended and Restated Certificate upon the consummation of the Merger in accordance with this Agreement.  Subject to Section 1.6 hereof, Schedule 1.3(d)(iv) sets forth the true and complete amount to which each Company Stockholder will be entitled as of the Effective Time pursuant to the Amended and Restated Certificate upon the consummation of the Merger in accordance with this Agreement.

2.3   Authorization of Transaction.

The Company has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and, subject to obtaining the Requisite Stockholder Approval, the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Company.  Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, (i) determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Ancillary Agreements in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement. This Agreement and the Ancillary Agreements to which the Company is a party have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors and (b) rules governing specific performance, injunctive relief and other equitable remedies.

2.4   Noncontravention.

Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Company of this Agreement nor the Ancillary Agreement to which it is a party, nor the transactions contemplated hereby and thereby, will (a) conflict with or violate any provision of the Amended and Restated Certificate of Incorporation or Bylaws of the Company or the charter, bylaws or other organizational document of the Company's Subsidiary, (b) require on the part of the Company or its Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which the Company or its Subsidiary is a party or by which the Company or its Subsidiary is bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or its Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, its Subsidiary or any of their respective properties or assets.

2.5   Subsidiaries.

(a)   Section 2.5 of the Company Disclosure Schedule sets forth: (i) the name of the Company's Subsidiary; (ii) the number and type of outstanding equity securities (and any rights to purchase securities) of the Company's Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of the Company's Subsidiary; (iv) the names of the officers and directors of the Company's Subsidiary; and (v) the jurisdictions in which the Company's Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b)   The Company's Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company's Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. The Company's Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to be so qualified would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to Parent complete and accurate copies of the charter, bylaws or other organizational documents of the Company's Subsidiary. The Company's Subsidiary is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of the Company's Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights. All shares of the Company's Subsidiary are owned by the Company free and clear of any restrictions on transfer (other than restrictions contained in such Subsidiary's constating documents or under the UK Companies Act, EU legislation or other applicable securities laws), claims, Taxes, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. (i) There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or its Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any of the Company's Subsidiary, (ii) there are no outstanding stock appreciation, phantom stock or similar rights with respect to the Company's Subsidiary and (iii) there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company's Subsidiary.

(c)   The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, company, partnership, limited liability company, joint venture, trust or other business association or entity other than its Subsidiary, nor does it have the right to obtain any of the foregoing.

2.6   Financial Statements.

(a)   The Company has provided to Parent the Financial Statements. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiary as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and its Subsidiary; provided, however, that the Financial Statements referred to in clause (b) and (c) of the definition of such term are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.  Since the beginning of the period covered by the Financial Statements, there has been no material change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company. No audit firm has ever declined or indicated its inability to issue an opinion with respect to any financial statements of the Company and its Subsidiary.  No independent accountant or auditor has issued letters with respect to material weaknesses in internal controls made in connection with any annual audit of any financial statements of the Company or its Subsidiary.

(b)   Since the beginning of the periods covered by the Financial Statements, the Company and, subject to the last sentence of this Section 2.6(b), its Subsidiary have, at all times, (i) made and kept books and records that are accurate in all material respects and (ii) maintained, enforced and complied in all material respects with internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management's general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management's general or specific authorization, (D) the reported accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (E) all information required to be reported or reflected in the Financial Statements is recorded, processed, summarized and timely reported to the appropriate members of management and (in the case of information required to be made available to the Company's independent accountants in connection with their audit of the Financial Statements audited by them) made available to the Company's independent auditors. During the periods covered by the Financial Statements, there has been (i) no significant change in the internal controls of the Company and its Subsidiary over financial reporting, (ii) no significant deficiency or material weakness in the design or operation of the internal controls of the Company and its Subsidiary over financial reporting which, either individually or in the aggregate, is reasonably likely to have a material adverse effect on the ability of the Company and its Subsidiary to record, process, summarize and report financial information during any of the periods covered by the Financial Statements, and (iii) to the knowledge of the Company, no fraud, whether or not material, involving any member of the board of directors or management of the Company or its Subsidiary or any other employee of the Company or its Subsidiary who has (or had) a significant role in the internal control of the Company and its Subsidiary over financial reporting.

(c)   Except as set forth in Section 2.6(c) of the Company Disclosure Schedule, as of the Effective Time, neither the Company nor the Subsidiary shall have any outstanding indebtedness or bonus obligations.

2.7   Absence of Certain Changes.

Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) the Company and its Subsidiary have complied with the covenants set forth in Section 4.4 of this Agreement as if this Agreement had been executed as of such date.

2.8   Undisclosed Liabilities.

Except as set forth in Section 2.8 of the Company Disclosure Schedule, neither the Company nor its Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the ordinary course of business which are not material in amount, and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet and which are not material in amount; provided that the Company may update Section 2.8 of the Company Disclosure Schedule (the "Section 2.8 Update") to reflect new material liabilities incurred in the ordinary course of business consistent with past practice between the date hereof and the Closing Date.

2.9   Tax Matters.

Except as set forth in the Company Disclosure Schedule:

(a)   Each of the Company and its Subsidiary has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Company nor its Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. Each of the Company and its Subsidiary has paid all Taxes that were due and payable whether or not shown as due on such Tax Returns, except for Taxes being contested in good faith and described in Section 2.9(a) of the Company Disclosure Schedule. The unpaid Taxes of the Company and its Subsidiary for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and do not exceed those accruals and reserves as adjusted for the passage of time though the Closing Date in accordance with past custom and practice of the Company and its Subsidiary in filing Tax Returns. Neither the Company nor its Subsidiary has any liability for any Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included the Company or its Subsidiary during a prior period) other than the Company and its Subsidiary. All Taxes, namely but not limited to, income, sales , goods and services taxes, that the Company or its Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, namely but not limited to US, Canadian or any other competent jurisdiction. There are no liens for Taxes (other than for current property Taxes not yet due and payable) upon the assets of the Company or its Subsidiary.

(b)   The Company has delivered to Parent complete and accurate copies of all U.S. federal and state and all foreign income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or its Subsidiary for the past five Tax years. None of the income Tax Returns of the Company or its Subsidiary have been audited by the Internal Revenue Service (or the applicable state, local or foreign counterpart). No examination or audit of any Tax Return of the Company or its Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated, except as specified (including description of nature of examination and any proposed adjustments to date) in Section 2.9(b) of the Company Disclosure Schedule. Neither the Company nor its Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or its Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor its Subsidiary has any currently effective waiver of any statute of limitations with respect to Taxes or agreement to an extension of time with respect to a Tax assessment or deficiency in effect.

(c)   Except as set forth in Section 2.9(c) of the Company Disclosure Schedule, neither the Company nor its Subsidiary: (i) is a "consenting corporation" within the meaning of former Section 341(f) of the Internal Revenue Code, and none of the assets of the Company or its Subsidiary are subject to an election under former Section 341(f) of the Internal Revenue Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Internal Revenue Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement, contract, arrangement or plan has resulted or would result, separately or in the aggregate, in the making of any payments that may be treated as an "excess parachute payment" under Section 280G of the Internal Revenue Code or for which a deduction would be disallowed under Section 162 or Section 404 of the Internal Revenue Code; or (iv) has any actual or potential liability for any taxes of any Person (other than the Company and its Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise.

(d)   None of the assets of the Company or its Subsidiary: (i) is "tax-exempt use property" within the meaning of Section 168(h) of the Internal Revenue Code; or (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Internal Revenue Code.

(e)   Neither the Company nor its Subsidiary is required to include any item in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) after the Closing Date as a result of a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Internal Revenue Code.

(f)   Neither the Company nor its Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(g)   Neither the Company nor its Subsidiary has taken any positions on its federal income Tax Returns that would require disclosure in order to avoid a substantial understatement penalty within the meaning of Section 6662 of the Internal Revenue Code.

(h)   Neither the Company nor its Subsidiary is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal, state or foreign income Tax purposes.

(i)   Neither the Company nor its Subsidiary has participated in any reportable transactions under Treasury Regulation Section 1.6011-4(b) and its predecessors (including any applicable administrative authority).

(j)   Neither the Company nor its Subsidiary has ever had any "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Internal Revenue Code) that has at any time failed to meet the requirements of paragraphs (2), (3), and (4), of Section 409A of the Internal Revenue Code or was not operated in accordance with such requirements.

(k)   Neither the Company nor any Subsidiary has ever constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Internal Revenue Code) in any distribution of stock qualifying for tax-free treatment under Section 355 of the Internal Revenue Code.

(l)   Except as set for on Section 2.9(l) of the Company Disclosure Schedule, none of the outstanding capital stock of the Company is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Internal Revenue Code. All shareholders of the Company who held stock that was at any time subject to a "substantial risk of forfeiture" filed timely elections pursuant to Section 83(b) of the Internal Revenue Code. No portion of the Purchase Price, other than amounts payable to the Management Participants, is subject to any Tax withholding obligation.  No disqualifying disposition within the meaning of Section 422 of the Internal Revenue Code will occur as a result of the transactions contemplated by this Agreement.

(m)   None of the holders of capital stock of the Company is a "foreign person" as that term is defined in Section 1445 of the Internal Revenue Code.

2.10   Assets.

(a)   The Company and its Subsidiary are the true and lawful owners, and have good title to, all of the tangible and intangible assets (other than capitalized or operating leases set forth on Section 2.10(a) of the Company Disclosure Schedule, in which the Company or its Subsidiary, as the case may be, have a valid leasehold interest) purported to be owned by the Company or its Subsidiary (except for assets sold or otherwise disposed of since the Most Recent Balance Sheet Date that are not material individually or in the aggregate, and products sold in the ordinary course of business). Except as set forth in Section 2.10(a) of the Company Disclosure Schedule, all such assets are owned by the Company and its Subsidiary free and clear of all Security Interests. Each of the Company and its Subsidiary owns or leases all tangible assets sufficient for and material to the conduct of its businesses as presently conducted. Each tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No Person has the right, privilege or option to purchase or acquire any tangible or intangible assets purported to be owned by the Company or its Subsidiary.

(b)   Section 2.10(b) of the Company Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Company or its Subsidiary, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) each other assets of a tangible nature (other than inventories) of the Company or its Subsidiary whose book value exceeds Ten Thousand Dollars ($10,000).

(c)   Each material item of equipment, motor vehicle and other asset that the Company or its Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract in such condition, the obligations of the Company or its Subsidiary to such lessor or owner will have been discharged in full.

(d)   Section 2.10(d) of the Company Disclosure Schedule lists all inventories of the Company as of February 29, 2008.

2.11   Owned Real Property.

The Company and its Subsidiary have no Owned Real Property.

2.12   Leases.

Section 2.12 of the Company Disclosure Schedule lists all Leases and lists the term of such Leases and the current monthly rent, fees and charges payable thereunder. The Company has delivered to Parent complete and accurate copies of the Leases. The real property under the Leases (the "Leased Property") includes all real property material to the conduct of business of the Company and its Subsidiary as presently conducted. Neither the Company nor its Subsidiary needs to own or lease any other real property to conduct its business as presently conducted. To the knowledge of the Company, (i) the Leased Property is in compliance in all material respects with all applicable laws, (ii) none of the buildings, plant or structures on any Leased Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are, individually and in the aggregate, immaterial, (iii) all utility systems serving the Leased Property are adequate for the business of the Company and its Subsidiary, (iv) each Leased Property has adequate access for ingress from and egress to a public way, and (v) there is no pending or threatened condemnation, eminent domain or similar proceeding with respect to any Leased Property. Neither the Company nor its Subsidiary sub-leases any of the Leased Property. With respect to each Lease:

(a)   to the knowledge of the Company, such Lease is legal, valid, binding, enforceable and in full force and effect (except as enforceability may be limited by (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies);

(b)   to the knowledge of the Company, such Leases will continue to be legal, valid, binding, enforceable and in full force and effect (except as enforceability may be limited by (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies) immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)   neither the Company nor its Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and, to the knowledge of the Company, no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or its Subsidiary or any other party under such Lease;

(d)   there are no material disputes, oral agreements or forbearance programs in effect as to such Lease;

(e)   neither the Company nor its Subsidiary has assigned, transferred, conveyed, mortgaged, hypothecated, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f)   the Company is not aware of any Security Interest, easement, servitude, covenant or other restriction applicable to the real (immovable) property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company or its Subsidiary of the property subject thereto; and

(g)   the Company or its Subsidiary is entitled to the benefit of non-disturbance agreements that will permit it, subject to the qualifications set forth therein, to continue to occupy any real property covered by such Lease in the event of a change in ownership or foreclosure upon the fee interest in such property.

2.13   Intellectual Property.

(a)   Section 2.13(a) of the Company Disclosure Schedule lists all Intellectual Property Registrations that are registered or filed in the name of the Company or its Subsidiary, alone or jointly with others (the "Company IP Registrations") in each case, enumerating as applicable the filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and all listed inventor(s), author(s), current applicant(s), and registered owners(s). All assignments of Company IP Registrations to the Company or its Subsidiary have been properly executed and recorded.  All issued patents in the Patent Rights and registered trademarks in the Trademarks are valid, in good standing and enforceable, and no third party has made or threatened to make, or to the knowledge of the Company and its Subsidiary, has reasonable grounds to make or threaten, any allegation that any issued patents in the Patent Rights or registered trademarks in the Trademarks are invalid, not in good standing or unenforceable.   There are no material defects of form in the filings of the Patent Rights and the Trademarks, and all issuance, renewal, maintenance and other payments that are or have become due with respect to the Company IP Registrations have been timely paid by or on behalf of the Company.

(b)   Neither the Company nor its Subsidiary has received notice of any pending or threatened inventorship challenges, ownership challenges, invalidity, opposition or nullity proceedings or interferences with respect to any applications or registrations of the Company IP Registrations.

(c)   Except as set forth in Section 2.13(c)(i) of the Company Disclosure Schedule, the Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests, and all joint owners of the Company Owned Intellectual Property are listed in Section 2.13(c)(i) of the Company Disclosure Schedule. The Company Intellectual Property constitutes all Intellectual Property necessary to conduct the Company's business in all material respects in the manner currently conducted and presently proposed to be conducted by the Company and its Subsidiary, including but not limited to all Internal Systems. All Internal Systems that are material to the business of the Company or its Subsidiary are listed and described in Section 2.13(c)(ii) of the Company Disclosure Schedule.

(d)   The Company has taken reasonable measures to protect the proprietary nature of each material item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof.  The Company has complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security.  No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made in writing to the Company or its Subsidiary or, to the knowledge of the Company and its Subsidiary, threatened against Company or its Subsidiary.  To the knowledge of Company, there has been no: (i) unauthorized disclosure of any material item of the Company Owned Intellectual Property or third party proprietary or confidential information in the possession, custody or control of Company or its Subsidiary and no collection, use or disclosure of any such information in breach of any privacy laws; or (ii) material breach of the security procedures of the Company or its Subsidiary wherein confidential information has been disclosed to a third person. The Company and its Subsidiary have actively policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and have enforced adequate quality control measures to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.

(e)   None of the Customer Offerings, the Internal Systems, or the conduct of the Company's business in the manner currently conducted and presently proposed to be conducted, infringes or violates, or constitutes a misappropriation of any Intellectual Property rights of any third party. No written complaint, claim, allegation, notice, or threat of any of the foregoing (or any notification that a license under any Intellectual Property rights is or may be required by, or is available for license to, the Company or its Subsidiary) was received by the Company or its Subsidiary.

(f)   To the knowledge of the Company, no Person (including, without limitation, any current or former employee or consultant of Company or its Subsidiary) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property that is exclusively licensed to the Company or its Subsidiary.

(g)   Section 2.13(g) of the Company Disclosure Schedule identifies each material written license, covenant or other agreement (other than confidentiality agreements and materials transfer agreements entered into in the ordinary course of business and those listed on Section 2.21 of the Company Disclosure Schedule) pursuant to which the Company or its Subsidiary has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property. Except as described in Section 2.13(g) of the Company Disclosure Schedule, neither the Company nor its Subsidiary has agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. Except as set forth in Section 2.13(g) of the Company Disclosure Schedule, neither the Company nor its Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Company Intellectual Property to any Person.

(h)   Section 2.13(h) of the Company Disclosure Schedule lists all Company’s distributors, joint venturers, partners, sales agents, representatives or any other Persons, including VARs, OEMs or resellers, who have rights to market, distribute or license the Customer Offerings, including the Software, in any geographic, product or customer market.

(i)   Section 2.13(i) of the Company Disclosure Schedule lists all license, maintenance or support agreements, development contracts and all agreements, whether written or oral, between the Company and end-user customers in respect of the Software (collectively, the "Contracts"), Except as disclosed in Section 2.13(i) of the Company Disclosure Schedule, all end-user customers under Contracts have been granted non-transferable, non-exclusive, single-site licenses to use only object code versions of the Software.

(j)   Section 2.13(j) of the Company Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or its Subsidiary is a party (excluding off-the-shelf software programs that are licensed by the Company pursuant to "shrink wrap" or "click wrap" licenses, the total fees associated with which are less than Twenty-Five Thousand Dollars ($25,000) annually, and, Open Source Materials), and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company or its Subsidiary has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property.  No third party Intellectual Property including inventions, methods, services, materials, processes or software are included in or required to Exploit the Customer Offerings, except as specifically set forth in Section 2.13(j) of the Company Disclosure Schedule.

(k)   Section 2.13(k) of the Company Disclosure Schedule contains a true and complete list of the Company and its Subsidiary’s Software, programs, products, Documentation and services. The Software, programs, products, Documentation and services of the Company and its Subsidiary were written only by the individuals (the "Developers") listed in Section 2.13(k) of the Company Disclosure Schedule.

(l)   Neither the Company nor its Subsidiary has licensed, distributed, delivered or disclosed, and the Company knows of no license, distribution, delivery or disclosure by others (including its employees and contractors) of, the source code for any Software included in the Customer Offerings except pursuant to a written confidentiality agreement as set forth in Section 2.13(l)(i) of the Company Disclosure Schedule. The Company and its Subsidiary have taken commercially reasonable physical and electronic security measures to prevent disclosure of such Software source code. Section 2.13(l)(ii) of the Company Disclosure Schedule is a true and complete list of agreements pursuant to which the source code to the Software has been or is required to be: (i) escrowed with any third party, and, (ii) delivered to a third party for any purposes whatsoever, including testing. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such source code by Company, its Subsidiary or escrow agent(s) or any other Person to any third party.

(m)   Except as set forth in Section 2.13(m) of the Company Disclosure Schedule, all of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings have been designed, authored, tested and debugged by regular employees of the Company within the scope of their employment or by independent contractors of the Company.

(n)   Section 2.13(n) of the Company Disclosure Schedule lists all Open Source Materials that Company or its Subsidiary have utilized in any way in the Customer Offerings and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been reproduced, modified and/or distributed by the Company.  At Closing, the conduct of the business in the manner currently conducted and presently proposed to be conducted by the Company and its Subsidiary is in full compliance with all licenses applicable to all such Open Source Materials. Except as specifically disclosed in Section 2.13(n) of the Company Disclosure Schedule, Company and its Subsidiary have not (i) incorporated Open Source Materials into the Customer Offerings, or created derivative works of the Open Source Materials that are included with the Customer Offerings; (ii) combined, merged or embedded Open Source Materials with the Customer Offerings; (iii) linked (dynamically or statically) Open Source Materials with the Customer Offerings; (iv) distributed Open Source Materials in conjunction with any other Software developed or distributed by Company; or (v) used Open Source Materials that create, or purport to create, obligations for Company with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of such use, that other Software combined, merged or embedded with, linked with, incorporated into, derived from or distributed with such Open Source Materials be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, (c) redistributable at no charge or minimal charge, or (d) licensed or distributed with notices or markings explicitly referring to the Open Source Materials).  No Open Source Materials set forth in Section 2.13(n) of the Company Disclosure Schedule have been utilized in a manner that imposes any obligation set forth above in subsection (v) of this Section 2.13(n) with respect to a core component of the Customer Offerings.

(o)   Each current and former Developer, whether an employee or independent contractor of the Company or its Subsidiary, has executed a written agreement regarding confidentiality and proprietary information, the forms of which have been made available to Buyer, expressly assigning to the Company or its Subsidiary all right, title and interest in any Intellectual Property related to the Customer Offerings, inventions, whether or not patentable, and works of authorship, invented, created, developed, conceived and/or reduced to practice during the term of such employee's employment or such independent contractor's work for the Company or its Subsidiary, and, except as set forth in Section 2.13(o) of the Company Disclosure Schedule, has not excluded works or inventions made prior to his, her or its engagement with the Company or its Subsidiary from his, her or its assignment of inventions pursuant to such Person’s confidentiality and proprietary information agreement with the Company or its Subsidiary. To the Company’s knowledge, no employee or independent contractor is in violation of his, her or its confidentiality agreement.

(p)   Except as set forth in Section 2.13(p)(i) of the Company Disclosure Schedule, as of the date hereof, the Customer Offerings are free from material defects in design, workmanship and materials and conform in all material respects to the written Documentation. The Company and its Subsidiary have not received any contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party except as set forth in Section 2.13(p)(ii) of the Company Disclosure Schedule.

(q)   The Company and its Subsidiary have neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, provincial local or foreign governmental or quasi-governmental agency or funding source in connection with the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.

(r)   Except as otherwise set forth in Section 2.13(r) of the Company Disclosure Schedule, the Company does not owe any royalties or other payments to third parties in respect of the Company Licensed Intellectual Property. All royalties or other payments set forth in Section 2.13(r) of the Company Disclosure Schedule are paid by the Company in the ordinary course of business. The Company will not owe any such royalties or any additional payments as a result of the execution of this Agreement or the Ancillary Agreements to which it is a party.

(s)   Except as set out in Section 2.13(s) of the Company Disclosure Schedule, the Company has taken commercially reasonable measures in the physical and electronic protection of its Internal Systems and of the source code related to the Software and, as of the Effective Time, the Company Licensed Intellectual Property.  To the Company’s knowledge, there has been no breach of the Company’s Internal Systems. The Company has adequate and appropriate internal policies and measures adopted in respect of the use and access to the source code related to the Software and, as of the Effective Time, to the Company Licensed Intellectual Property.

2.14   Regulation.

(a)   Neither the Company nor its Subsidiary nor, to the Company's knowledge, any third party manufacturer of the Customer Offerings of the Company or its Subsidiary, is in receipt of notice of, or is known by the Company to be subject to any written, adverse inspection, finding of deficiency, finding of non-compliance, regulatory or warning letter, safety alert, mandatory or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to the Customer Offerings of the Company or its Subsidiary or to the facilities in which such Customer Offerings are developed, manufactured, assembled, packaged or handled, by any applicable Governmental Entity. There are no pending, or to the Company's knowledge, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, investigations, demand letters, proceedings, complaints or requests for information by any Governmental Entity related to the Company or its Subsidiary. There is no act, omission, event, or circumstance of which the Company has knowledge that would reasonably be expected to give rise to any such action, suit, demand, claim, hearing, investigation, demand letter, proceeding, complaint, or request for information or any such liability.

(b)   Neither the Company nor its Subsidiary has made any false statements on, or material omissions from, any applications, approvals, reports and other submissions to any applicable Governmental Entity or in or from any other records and documentation prepared or maintained to comply with the requirements of any Governmental Entity relating to the Customer Offerings of the Company or its Subsidiary. There has not been any material violation of any law or regulation by the Company or its Subsidiary in their prior product development efforts, submissions or reports to any Governmental Entity that would reasonably be expected to require investigation, corrective action or enforcement action.

(c)   Except as set forth in Section 2.14 of the Company Disclosure Schedule, neither the Company nor its Subsidiary has received any written notice pertaining to the Customer Offerings of the Company or its Subsidiary that has resulted or is likely, either individually or in the aggregate, to result in a material claim, demand, complaint or proceeding.

(d)   The Company and its Subsidiary have completed and timely filed annual or other reports required by applicable Governmental Entity in order to maintain the Product Registrations and compliance with all laws and regulations in all material respects.

2.15   Contracts.

(a)   Section 2.15 of the Company Disclosure Schedule lists the following agreements (written or oral) to which the Company or its Subsidiary is a party as of the date of this Agreement:

(i)  any agreement (or group of related agreements) for the lease of personal (movable) property from or to third parties providing for lease payments in excess of Fifty Thousand Dollars ($50,000) per annum or having a remaining term longer than 12 months;

(ii)  any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which requires the Company or its Subsidiary to pay or otherwise give consideration of more than the sum of Fifty Thousand Dollars ($50,000) over the term of the contract (other than contracts listed in Section 2.21 of the Company Disclosure Schedule), (B) which (pursuant to the terms of the Agreement) cannot be cancelled without payment or penalty in excess of Ten Thousand Dollars ($10,000),  (C) in which the Company or its Subsidiary has granted manufacturing rights, "most favoured nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a at least Fifty Thousand Dollars ($50,000) of goods or services or has agreed to purchase goods or services exclusively from a certain party, or (D) which calls for performance over a period of 12 months or more;

(iii)  any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)  any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any assets (tangible or intangible) of the Company or its Subsidiary;

(v)  any agreement for the disposition of any of the assets or business of the Company or its Subsidiary (other than sales of products, leases or licenses, each as entered into in the ordinary course of business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the ordinary course of business);

(vi)  any agreement concerning non-solicitation or non-competition, including any agreement purporting to restrict the territory in which the Company or any of its Subsidiaries shall conduct its business;

(vii)  any employment or consulting agreement (excluding offer letters with non-management employees and the contracts listed on Schedule 2.22(k) of the Company Disclosure Schedule);

(viii)  any agreement involving any current officer, director or a holder (beneficially or of record) of any capital stock of the Company or its Subsidiary other than (a) for payment of salaries for services rendered, (b) reimbursement for customary and reasonable expenses incurred on behalf of the Company or its Subsidiary in the ordinary course of business, and (c) for other standard employee benefits available to employees of the Company and its Subsidiary generally;

(ix)  any agreement which contains any provisions requiring the Company or its Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the ordinary course of business);

(x)  any agreement with any Governmental Entity or any educational institution (excluding confidentiality agreements and materials transfer agreements entered into in the ordinary course of business);

(xi)  any broker, deal, distributor, manufacturer's representative, agent or sales promotion agreement that involves payments by the Company or its Subsidiary in excess of Fifty Thousand Dollars ($50,000);

(xii)  any agency, distributor, sales representative, franchise or similar agreements; and

(xiii)  except as set forth in subsections (i) through (xiii) above, any other agreement (or group of related agreements) either involving more than Fifty Thousand Dollars ($50,000) or not entered into in the ordinary course of business.

(b)   Section 2.15 of the Company Disclosure Schedule lists all consents required to give effect to the transactions contemplated by this Agreement.

The Company has delivered or made available to Parent a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.15 of the Company Disclosure Schedule. The Company has delivered or made available to Parent a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.15 of the Company Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable (except as enforceability may be limited as provided in Section 2.21 or by (A) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, or (B) rules of law governing specific performance, injunctive relief and other equitable remedies) and in full force and effect; (ii) subject to obtaining the consents listed in Section 2.15(b) of the Company Disclosure Schedule, the agreement will continue to be legal, valid, binding and enforceable as aforesaid and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor its Subsidiary nor, to the knowledge of the Company, any other party, is in material breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or its Subsidiary or, to the knowledge of the Company, any other party under such agreement.

2.16   Accounts Receivable, Inventory; Backlog; Pipeline and Service Contracts.

(a)   All accounts receivable of the Company and its Subsidiary reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.16 of the Company Disclosure Schedule. All accounts receivable of the Company and its Subsidiary that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within ninety (90) days after the date on which it first became due and payable), net of an appropriate reserve for bad debts. Neither the Company nor its Subsidiary has received any notice from an account debtor stating that any account receivable is subject to any contest, claim or setoff by such account debtor.

(b)   The Inventories are new, unused and of saleable quality and do not include any items which are below customer specified quality standards or of a quality or quantity not useable or saleable in the ordinary course of the business and are carried on the Financial Statements in accordance with GAAP and in accordance with the Company's past practices.  The levels of Inventories have been maintained at such amounts as are reasonably required for the operation of the business in the ordinary course consistent with past practice.  Section 2.16 of the Company Disclosure Schedule contains a description and complete list of all slow-moving and obsolete Inventories.  The Inventories consists of raw materials, manufactured and purchased parts and finished goods saleable or usable in the ordinary course of business within nine (9) months.

(c)   Section 2.16(c) of the Company Disclosure Schedule lists a complete and correct backlog as of March 31, 2008 of products to be shipped by the Company or its Subsidiary within the next 60 days under standard Company terms and conditions, including a listing of each customer’s name, each expected shipping date, and the amounts of products sold, and the Company will update Section 2.16(c) of the Company Disclosure Schedule (the "Section 2.16(c) Update") to list a complete and accurate backlog as of the Closing Date.

(d)   Section 2.16(d) of the Company Disclosure Schedule includes a complete and correct list as of February 29, 2008 of all maintenance contracts under which the Company or its Subsidiary is currently performing services, including a listing of each customer’s name, each date performance of services began under the current term of the contract, each date performance of services is scheduled to end and the pricing of such services, and the Company will update Section 2.16(d) of the Company Disclosure Schedule (the "Section 2.16(d) Update") to include a complete and accurate list of such contracts as of the Closing Date.

(e)   To the knowledge of the Company, Section 2.16(e) of the Company Disclosure Schedule includes a complete and correct list as of March 31, 2008 of all active sales opportunities that the Company or its Subsidiary is tracking in the ordinary course of business, including a listing of the name of each potential customer, the types and amounts of products that may be sold to such customer and the expected date an order will be made by such customer, and the Company will update Section 2.16(e) of the Company Disclosure Schedule (the "Section 2.16(e) Update") to include, to the knowledge of the Company, a complete and correct list of all active sales opportunities as of the Closing Date.

2.17   Powers of Attorney.

Except as set forth on Section 2.17 of the Company Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company or its Subsidiary.

2.18   Insurance.

Section 2.18 of the Company Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or its Subsidiary is a party, all of which are in full force and effect. Such policies are sufficient in amount (subject to reasonable deductibles) to allow the Company and its Subsidiary to replace any of its material tangible assets that might be damaged or destroyed. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid in a timely manner, neither the Company nor its Subsidiary is liable for retroactive premiums or similar payments, and the Company and its Subsidiary are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or premium increase with respect any such policy. Each of the Company and its Subsidiary maintain all insurance required to be maintained by it pursuant to the terms of the agreements set forth on Sections 2.12, 2.13 and 2.15 of the Company Disclosure Schedule.

2.19   Litigation.

Except as set forth in Section 2.19 of the Company Disclosure Schedule, there is no Legal Proceeding which is pending or, to the knowledge of the Company, threatened against the Company, its Subsidiary, or any of their respective officers or directors, nor to the Company's knowledge is there any basis for the foregoing.  Neither the Company, its Subsidiary, nor, to the Company's knowledge, any of their respective officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Entity.  There is no Legal Proceeding by the Company or its Subsidiary pending or which the Company or its Subsidiary intends to initiate.

2.20   Warranties.

(a)   Except as set forth in Section 2.20(a) of the Company Disclosure Schedule, no product or service manufactured, sold, leased, licensed or delivered by the Company or its Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company or its Subsidiary, which are set forth in Section 2.20(a) of the Company Disclosure Schedule and (ii) manufacturers' warranties for which neither the Company nor its Subsidiary has any liability. Section 2.20(a) of the Company Disclosure Schedule sets forth the aggregate expenses incurred by the Company and its Subsidiary in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements.  The Company's and its Subsidiary's liability for any breach of warranty for products manufactured or services provided prior to Closing shall not exceed the warranty reserve set forth in the Most Recent Balance Sheet.

(b)   Except as set forth in Section 2.20(b) of the Company Disclosure Schedule, neither the Company nor its Subsidiary has any liability to any customer in connection with any product or service provided, licensed or delivered by the Company or its Subsidiary to provide the customer with any other services or products of the Company or its Subsidiary on pre-negotiated terms, including without limitation for upgrades to other services or products at prices below the Company's or its Subsidiary's published price for such services or products. Neither the Company nor its Subsidiary has any liability to any customer in connection with any product or service provided, licensed or delivered by the Company or its Subsidiary other than those arising in the ordinary course of business.

2.21   Employees.

(a)   Section 2.21 of the Company Disclosure Schedule contains as of the date hereof a list of all employees of the Company and its Subsidiary whether actively at work or not, along with their position, annual salary or wage rate, commission eligibility, bonus potential, status as full-time or part-time employees and length of service. Section 2.21 of the Company Disclosure Schedule contains a list of all current and former employees of the Company or its Subsidiary who are a party to a non-competition or non-solicitation agreement (that is by such agreement's terms is still in effect) with the Company or its Subsidiary; copies of such agreements have previously been delivered to Parent. All of the agreements referenced in the preceding sentence and in Section 2.13(o) will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; provided, however, that with respect to any non-competition agreement binding an employee of the Company or its Subsidiary, such agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof subject only to such limitations on its enforceability that may be imposed by applicable law. Section 2.21 of the Company Disclosure Schedule contains a list of all employees of the Company or its Subsidiary who work at a facility located in the United States and who are not citizens of the United States. To the knowledge of the Company, no key employee or group of employees has any current plans to terminate employment with the Company or its Subsidiary, nor does the Company or its Subsidiary have a present intention to terminate any of the foregoing. Except as set forth in Section 2.21 of the Company Disclosure Schedule or as required under applicable law, rule or regulation, no employee of the Company or its Subsidiary has any agreement as to length of notice, severance or termination payment required to terminate his employment, and all such employees are terminable at the will of the Company or its Subsidiary.

(b)   Neither the Company nor its Subsidiary is a party to, bound by or currently negotiating any collective bargaining agreement, nor has either of them experienced nor does the Company have knowledge of any pending or threatened strikes, work stoppage or lockout, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two (2) years, by or on behalf of any labor union or employee association with respect to employees of the Company or its Subsidiary.

(c)   Each of the Company and its Subsidiary: (i) is in compliance in all material respects with all applicable laws, rules and regulations respecting employment, employment practices, immigration, terms and conditions of employment, wages and hours, and classification of employees as exempt employees and non-exempt employees under the Fair Labor Standards Act and other applicable state or local laws of similar purpose, in each case, with respect to employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to the wages, salaries and other payments to employees, (iii) has made all legally required contributions to Governmental Entities and paid other levies due in respect of its employees in respect of their employment; (iv) except as set forth in Section 2.21(c)(iv) of the Company Disclosure Schedule, is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (v) except as set forth in Section 2.21(c)(v) of the Company Disclosure Schedule, is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). All independent contractors providing services to the Company or its Subsidiary have been properly classified as independent contractors for purposes of applicable law. There are no pending or, to the knowledge of the Company, threatened claims or actions against the Company or its Subsidiary under any worker's compensation policy or long term disability policy with respect to any employees.

(d)   Except as set forth in Section 2.21(d) of the Company Disclosure Schedule, there are no actions, suits, charges, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened against the Company or its Subsidiary relating to any labor, workplace safety, employment, immigration or discrimination matters involving any employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Neither the Company nor its Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or other applicable law.

(e)   Except as set forth in Section 2.21(e) of the Company Disclosure Schedule, there are no outstanding assessments, penalties, fines, liens, charges, surcharges or other amounts due or owing pursuant to any workplace safety and insurance legislation (other than insurance premiums and other routine payments to be made in the normal course of business) and neither the Company nor its Subsidiary have been reassessed in any material respect under such legislation during the past three (3) years and, to the knowledge of the Company, no audit of the Company or its Subsidiary is currently being performed pursuant to applicable workplace safety and insurance legislation.

(f)   As of the Effective Time, the Company has no  liability (whether known or unknown and whether absolute or contingent) to indemnify or hold harmless (including the advancement of expenses) any past or present officers or directors of the Company, whether pursuant to the Company's Amended and Restated Certificate of Incorporation or Bylaws, employment agreements identified in Section 2.21 of the Company Disclosure Schedule, indemnification agreements identified in Section 2.21 of the Company Disclosure Schedule or applicable law, for acts or omissions which occurred at or prior to the Closing.

2.22   Employee Benefits.

(a)   Section 2.22(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R (and for all Company Plans of its Subsidiary, filed in accordance with Foreign Law) and (for all funded plans) all plan financial statements and actuarial valuation report for the last three (3) plan years for each Company Plan, have been delivered or made available to Parent.

(b)   Each Company Plan has been administered, funded and invested in all material respect in accordance with its terms and each of the Company, its Subsidiary and the ERISA Affiliates has met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company, its Subsidiary, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of Foreign Law, ERISA and the Internal Revenue Code and the regulations thereunder (including Section 4980B of the Internal Revenue Code, Subtitle K, Chapter 100 of the Internal Revenue Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor or in accordance with Foreign Law have been duly submitted. No Company Plan has assets that include securities issued by the Company, its Subsidiary or any ERISA Affiliate.

(c)   There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan.

(d)   All the Company Plans that are intended to be qualified under Section 401(a) of the Internal Revenue Code or registered under Foreign Law have received determination or opinion letters from the Internal Revenue Service or the relevant Governmental Entity to the effect that such Company Plans are qualified or registered and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Internal Revenue Code and from income tax under Foreign Law, no such determination, opinion or registration letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination or registration letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or registration or materially increase its cost. Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Internal Revenue Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Internal Revenue Code for each plan year ending prior to the Closing Date.

(e)   Neither the Company nor its Subsidiary, nor any ERISA Affiliate maintains an Employee Benefit Plan subject to Section 412 of the Internal Revenue Code or Title IV of ERISA.

(f)   The Company, its Subsidiary and any ERISA Affiliate are not obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

(g)   There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company or its Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage, but excluding continuation of health coverage required to be continued under Section 4980B of the Internal Revenue Code or other applicable law and insurance conversion privileges under state law or Foreign Law.  The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Company Plan.

(h)   No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company, its Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, Tax or liability of any kind imposed under ERISA, the Internal Revenue Code or Foreign Law or (ii) any material contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(i)   No Company Plan is funded by, associated with or related to a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Internal Revenue Code.

(j)   Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or its Subsidiary or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

(k)   Section 2.22(k) of the Company Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or its Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or its Subsidiary of the nature of any of the transactions contemplated by this Agreement or the Ancillary Agreements, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or its Subsidiary that would be subject to the Tax imposed by Section 4999 of the Internal Revenue Code or included in the determination of such person's "parachute payment" under Section 280G of the Internal Revenue Code; and (iii) agreement or plan binding the Company or its Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Ancillary Agreements or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Ancillary Agreements.

(l)   Section 2.22(1) of the Company Disclosure Schedule sets forth the policy of the Company and its Subsidiary with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of March 31, 2008.

(m)   Each Plan that is a "nonqualified deferred compensation plan" (as defined in Internal Revenue Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Internal Revenue Code Section 409A and regulations and guidelines issued thereunder. No event has occurred that would be treated by Internal Revenue Code Section 409A(b) as a transfer of property for purposes of Internal Revenue Code Section 83. No stock option granted under any Company Plan has an exercise price that has been less than the fair market value of the underlying stock as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

2.23   Environmental Matters.

(a)   Each of the Company and its Subsidiary is in compliance in all material respects with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, alleging that the Company or its Subsidiary is in material violation of, or has material liability under, any Environmental Law.

(b)   Neither the Company nor its Subsidiary has any material liabilities or material obligations arising from the release of any Materials of Environmental Concern into the environment.

(c)   Neither the Company nor its Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement, order or decree between it and any Governmental Entity, in connection with any legal obligation or liability of the Company or its Subsidiary arising under any Environmental Law.

2.24   Legal Compliance.

Each of the Company and its Subsidiary is currently conducting, and during the past three (3) years has conducted, their respective businesses in compliance with each applicable law (including rules and regulations thereunder) of any federal, provincial, state, local, municipal or foreign government, or any other Governmental Entity, except for violations or defaults that, individually or in the aggregate, have not had as of the date of this Agreement and would not reasonably be expected to have a material liability or a material restriction on the operation of the business of the Company. Neither the Company nor its Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

2.25   Customers and Suppliers.

Section 2.25 of the Company Disclosure Schedule sets forth a list of (a) each customer that accounted for any of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company or its Subsidiary.  As of the date of this Agreement, no such customer or supplier has indicated to the Company or its Subsidiary that it will stop, or decrease the rate of, buying products or services or supplying products or services, as applicable, to the Company or its Subsidiary.  To the knowledge of the Company, since December 31, 2007 there have been no material written claims against the Company or its Subsidiary alleging any significant defects or dissatisfaction with its services or products or alleging any failure of the products or services of the Company or its Subsidiary to meet applicable specifications, warranties or contractual commitments.  The Company's and its Subsidiary's relationships with such customers and suppliers are good commercial working relationships.  To the knowledge of the Company, (a) all such customers will continue purchasing products and services from the Company and its Subsidiary after the Closing, and (b) all suppliers, vendors and service providers which are material to the business will continue after the Closing to sell the products and provide the services to the Company currently sold and provided by them.

2.26   Permits.

Section 2.26 of the Company Disclosure Schedule sets forth a list of all Permits issued to or held by the Company or its Subsidiary that are material to the conduct of their business, taken as a whole.  The Company or its Subsidiary has all Permits that are required for the Company and its Subsidiary to conduct their respective businesses as presently conducted, other than Permits, the absence of which, individually and in the aggregate, is not material to the business or financial position or results of operations of the Company and its Subsidiary. Each such Permit is in full force and effect; the Company and its Subsidiary is in compliance in all material respects with the terms of each such Permit; and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and the Company has no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

2.27   Certain Business Relationships With Affiliates.

No Affiliate of the Company or of its Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or its Subsidiary, (b) has any claim or cause of action against the Company or its Subsidiary, or (c) owes any money to, or is owed any money by, the Company or its Subsidiary, other than (i) for payment of salaries for services rendered, (ii) reimbursement for customary and reasonable expenses incurred on behalf of the Company or its Subsidiary in the ordinary course of business, and (iii) for other standard employee benefits available to the Company's employees generally. Section 2.27 of the Company Disclosure Schedule describes any commercial transactions or relationships between the Company or its Subsidiary and any Affiliate thereof which occurred or have existed since January 1, 2005.

2.28   Brokers' Fees.

Except as disclosed in Section 2.28 of the Company Disclosure Schedule, neither the Company nor its Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.29   Books and Records.

The minute books and other similar records of the Company and of its Subsidiary contain complete and accurate records in all material respects of all actions taken at any meetings of the Company's or its Subsidiary's stockholders, Board of Directors or any committee thereof and of all written resolutions or consents executed in lieu of the holding of any such meeting. The copy of such minute books and other similar records provided to the Parent contains the minutes of all meetings of stockholders, Board of Directors and any committee thereof and all written resolutions or consents executed in lieu of the holding of such meetings. The books and records of the Company and its Subsidiary have been maintained in accordance with good business and bookkeeping practices. Section 2.29 of the Company Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and its Subsidiary and the names of persons having signature authority with respect thereto or access thereto.

2.30   Disclosure.

No representation or warranty by the Company contained in this Agreement, as qualified by the Company Disclosure Schedule, and no certificate delivered or to be delivered pursuant to Section 5.2 hereof by or on behalf of the Company in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

2.31   Information.

The Company has provided or made available to Parent all information requested by Parent pursuant to written requests made in connection with the transactions contemplated by this Agreement.

2.32   Business Plan.

Each of (i) the financial projection sheet through the end of 2010 provided by the Company to Parent (the "Financial Projection Sheet") and (ii) the research and development plan provided by the Company to Parent (the "R&D Plan") were prepared by the Company in good faith based on information believed by management of the Company to be reliable and assumptions believed by management of the Company to be reasonable as of the date hereof; provided, however, none of the Financial Projection Sheet or the R&D Plan is a guarantee or a representation that the results projected therein will be achieved.

2.33   Foreign Corrupt Practices Act.

To the knowledge of the Company, no officer, director, employee or agent of the Company or its Subsidiary or any Company Stockholder or Affiliate acting on behalf of the Company or its Subsidiary, authorized, directed or participated in any act in violation of any provision of the United States and Foreign Corrupt Practices Act of 1977, as applied to such officer, director, employee, agent, Company Stockholder or Affiliate.

2.34   Controls and Procedures.

Each of the Company and its Subsidiary maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide reasonable assurance that (a) transactions are executed with management’s authorization, (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (c) access to assets of the Company and its Subsidiary is permitted only in accordance with management’s authorization, (d) the reporting of assets of the Company and its Subsidiary is compared with existing assets at regular intervals and (e) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

Each of Parent and Merger Sub represents and warrants to the Company that the statements contained in this Article 3 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

3.1   Organization and Corporate Power.

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2   Authorization of Transaction.

Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which each of them is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, respectively. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except as enforceability may be limited by (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3   Noncontravention.

Neither the execution and delivery by Parent or Merger Sub of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or Bylaws of Parent or Merger Sub, (b) require on the part of Parent or Merger Sub any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Parent or Merger Sub is a party or by which the Company or its Subsidiary is bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub. Other than the filing of the Certificate of Merger, no consent or authorization of any third party is required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

3.4   Litigation.

Except as disclosed in Parent's periodic or current reports filed with the Securities Exchange Commission, there is no Legal Proceeding which is pending or, to the knowledge of Parent, has been threatened in writing against Parent or Merger Sub which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

3.5   No Parent Vote Required.

No vote or other action of the shareholders of Parent is required by applicable law, the certificate of incorporation of Parent, the bylaws of Parent or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

3.6   Merger Sub.

Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

3.7   Available Cash.

Parent has and will have, immediately prior to, from and after the Effective Time, sufficient funds on-hand and available through existing liquidity facilities (without restrictions on drawdown that would delay payment of the Cash Price in accordance with Article 1 hereof) to consummate the transactions contemplated hereby.

ARTICLE 4
COVENANTS

4.1   Closing Efforts.

Each of the Parties shall use commercially reasonable efforts to perform its obligations under, and to consummate the transactions contemplated by, this Agreement, including commercially reasonable efforts to cause (i) its representations and warranties to remain true and correct in all material respects through the Closing Date and (ii) the conditions set forth in Section 5.1 and the conditions to the obligations of the other Parties to consummate the Merger to be satisfied.

4.2   Governmental and Third-Party Notices and Consents.

(a)   Each Party shall use commercially reasonable efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b)   The Company shall use commercially reasonable efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Company Disclosure Schedule.

4.3   Stockholder Approval.

(a)   The Company shall take all commercially reasonable action necessary to obtain and deliver to Parent, immediately following the execution and delivery of this Agreement, written consents of the Company Stockholders, in accordance with applicable law and the Company's Amended and Restated Certificate of Incorporation and Bylaws, which contain the Requisite Shareholder Approval for the Merger and the other transactions contemplated hereby and the adoption of this Agreement.

(b)   In connection with such written consents, the Company shall provide to all of its stockholders (promptly after the date hereof and in any event within five (5) business days) the Disclosure Statement, which shall include (A) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Company Stockholders and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms), and (B) a statement that appraisal rights are available for the Company Shares pursuant to Section 262 of the Delaware General Corporation Law and a copy of such Section 262. The Company agrees not to distribute the Disclosure Statement until Parent has had a reasonable opportunity to review and comment on the Disclosure Statement and the Disclosure Statement has been approved by Parent (which approval may not be unreasonably withheld, conditioned or delayed). The Company shall send, pursuant to Sections 228 and 262(d) of the Delaware General Corporation Law, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Shares pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262), and shall promptly inform Parent of the date on which such notice was sent. The Company, acting through its Board of Directors, shall include in the Disclosure Statement the recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

(c)   The Company shall also submit to a stockholder vote the right of any "disqualified individual" (as defined in Section 280G(c) of the Internal Revenue Code) to receive any and all payments (or other benefits) that could be deemed "parachute payments" under Section 280G(b) of the Internal Revenue Code, in a manner that satisfies the stockholder approval requirements of Section 280G(b)(5)(B) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. Consistent with the requirements of Section 280G(b)(5)(B) and the Treasury Regulations, such vote shall establish the "disqualified individual's" right to the payment, benefit or other compensation, and before the Closing Date, the Company shall provide adequate disclosure to all stockholders of all material facts concerning all payments that, but for such vote, could be deemed "parachute payments" to a "disqualified individual" under Section 280G of the Internal Revenue Code in a manner that satisfies Section 280G(b )(5)(B)(ii) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.  The vote set forth in this Section 4.3(b) is referred to herein as the "280G Vote."

(d)   The Company shall ensure that the Company Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible under this Agreement for the accuracy or completeness of any information concerning Parent or Merger Sub furnished by Parent or its Representatives in writing for inclusion in the Disclosure Statement).

(e)   Parent shall ensure that any information furnished by Parent to the Company in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

4.4   Operation of Business

Except as required to comply with the Company's obligations under this Agreement or otherwise with Parent's prior written consent (which shall not be unreasonably withheld or delayed), during the period from the date of this Agreement until the earlier of the Closing or a termination of this Agreement pursuant to Article 7, the Company shall (and shall cause its Subsidiary to) conduct its operations in the ordinary course of business and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use commercially reasonable efforts to preserve its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the Closing or a termination of this Agreement pursuant to Article 7, except as required to comply with the Company's obligations under this Agreement, or otherwise with Parent's prior written consent (which shall not be unreasonably withheld or delayed), the Company shall not (and shall cause its Subsidiary not to):

(a)   issue or sell any stock or other securities of the Company or its Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of Preferred Shares, Options or Warrants outstanding on the date hereof), or amend any of the terms of (including the vesting of) any Options, Warrants or restricted stock agreements (other than as required to consummate the transactions set forth in this Agreement), or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

(b)   split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)   create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person (other than intercompany advances by the Company to or investments by the Company in the Subsidiary);

(d)   enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.22(k) or (except for year-end bonuses and normal salary increases in the ordinary course of business for employees who are not directors, officers or Affiliates of the Company) increase in any manner the compensation or fringe benefits (other than immaterial changes in existing benefits made as par of year-end renewals of benefit plans) of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment and other obligations listed in Section 2.22 of the Company Disclosure Schedule and except with respect to the allocation of unallocated amounts under the Brix Networks, Inc. Management Incentive Plan as of the date hereof) or hire any new officers or (except in the ordinary course of business) any new employees;

(e)   acquire, sell, lease, license or dispose of any material asset or property or material amount of assets or properties (including any shares or other equity interests in or securities of the Company's Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases, sales, leases and nonexclusive licenses of assets in the ordinary course of business;

(f)   mortgage, hypothecate or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)   discharge or satisfy any Security Interest or pay any material obligation or liability other than in the ordinary course of business or with respect to its lenders pursuant to Section 4.12;

(h)   amend its certificate of incorporate, bylaws or other organizational documents (except in connection with the Brix Networks, Inc. Management Incentive Plan in the form previously provided to Parent);

(i)   change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j)   enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default by the Company or its Subsidiary under, or waive any material rights under, any contract or agreement of a nature required to be listed in Section 2.12, Section 2.13 or Section 2.15 of the Company Disclosure Schedule;

(k)   make or commit to make any capital expenditure not in the ordinary course of business in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate;

(l)   institute or settle any Legal Proceeding (unless the Board of Directors concludes, after consultation with Parent, that failure to institute or settle such Legal Proceeding would create a material risk of a material liability to, or loss of a material asset or right of, the Company and its Subsidiary);

(m)   shorten or lengthen the customary payment cycles for any of its payables or receivables;

(n)   with respect to Taxes, make or change any election, change an annual accounting period, adopt or change any accounting method (other than as required by changes in GAAP or Tax laws, rules or regulations), file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or its Subsidiary or decreasing any Tax attribute of the Company or its Subsidiary;

(o)   fail to preserve the validity of any material Company Owned Intellectual Property or Permit or the Company's right to use any material Company Licensed Intellectual Property; or

(p)   agree in writing or otherwise to take any of the foregoing actions.

4.5   Access to Information.

(a)   The Company shall (and shall cause its Subsidiary to) permit representatives of Parent to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiary) to all premises, properties, financial, Tax and accounting records (including the work papers of the Company's independent accountants and letters to the Company's independent accountants from the Company's lawyers), contracts, other records and documents, and personnel, of or pertaining to the Company and its Subsidiary, subject to compliance with confidentiality obligations incurred prior to the date of this Agreement and applicable laws.

(b)   Within ten (10) days after the end of each month ending prior to the Closing, beginning with April 2008, the Company shall furnish to Parent an unaudited income statement for such month and a balance sheet and cash-flow statement as of the end of such month, prepared on a basis consistent with the unaudited Financial Statements. Such unaudited financial statements shall present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiary on a consolidated basis as of the dates thereof and for the periods covered thereby, subject to normal year-end adjustments, and shall be consistent with the books and records of the Company and its Subsidiary.

4.6   Notice of Breaches.

(a)   From the date of this Agreement until the earlier of the Closing or a termination of this Agreement pursuant to Article 7, the Company shall promptly deliver to Parent supplemental information known by it concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Company Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Company Disclosure Schedule.

(b)   From the date of this Agreement until earlier of the Closing or a termination of this Agreement pursuant to Article 7, Parent shall promptly deliver to the Company supplemental information known by it concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.

4.7   Exclusivity.

(a)   From and after receipt of the Requisite Stockholder Approval, until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms (the "Exclusive Period"), neither the Company nor its Subsidiary shall, (i) authorize, direct or permit any of its or their respective directors, officers, affiliates, employees (attorneys, accountants, investment bankers or advisors ("Representatives") or finders, brokers, representatives or other agents or intermediaries ("Other Intermediaries"), or authorize, direct or cause any other Company Stockholder (other than Representatives and Intermediaries) (an "Other Company Stockholder"), to take any action to directly or indirectly solicit, initiate, seek, encourage, facilitate, approve, endorse, recommend or respond to any inquiry, proposal, or offer (whether formal or informal, written, oral or otherwise) from, or participate in any discussions or negotiations with, any third party regarding any (A) direct or indirect acquisition or sale of the Company or its Subsidiary, (B) merger, consolidation, reorganization, recapitalization, liquidation, dissolution or other business combination or extraordinary corporate transaction involving the Company or its Subsidiary, (C) acquisition or disposition of any portion of the stock or voting power of the Company or its Subsidiary (whether by sale, assignment, issuance, proxy, pledge, encumbrance or otherwise (other than the issuance of shares of Company capital stock upon exercise or conversion of options, warrants or other equity-based securities issued prior to the date of this letter), or (D) acquisition or disposition of any material asset or material portion of the assets of the Company or its Subsidiary, whether by sale, assignment, option, license, pledge, encumbrance, or otherwise (other than (1) bona fide sales and nonexclusive licenses of products to customers in the ordinary course of business, or (2) acquisitions of assets and in-licenses in the ordinary course of business or that would not reasonably be expected to result in a material restriction on the operation of the business of the Company and its Subsidiary) (any such transaction described in clauses (A), (B), (C) or (D) of this Section 4.7(a)(i) being a "Third Party Acquisition"); (ii) furnish any non public information concerning the business, properties or assets of the Company or its Subsidiary to any other Person (other than Parent and its Representatives) in connection with a potential Third Party Acquisition or an inquiry, offer or proposal involving a potential Third Party Acquisition; or (iii) engage in discussions or negotiations with any Person (other than Parent and its Representatives) concerning any Third Party Acquisition. The Company agrees that any such discussions or negotiations in progress as of the date of this Agreement shall be immediately terminated and that in no event shall the Company approve, accept or enter into an agreement concerning any Third Party Acquisition during the Exclusive Period. During the Exclusive Period, neither the Company nor its Subsidiary shall, and neither the Company nor its Subsidiary shall authorize, direct or permit any of its or their respective Representatives or Other Intermediaries or authorize, direct or cause any Other Company Stockholder to continue or participate in any negotiations or discussions with any Person or company for the purpose of effecting an acquisition of, joint venture with or strategic investment in any other Person.

(b)   The Company shall immediately notify any Person with whom or with which discussions or negotiations of the nature described in Section 4.7(a) are pending as of the beginning of the Exclusive Period that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in Section 4.7(a), the Company shall, within one (1) business day after such receipt, notify Parent of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

4.8   Expenses.

Except as otherwise expressly set forth herein, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that any Company Transaction Costs shall be paid by the Company Stockholders at or prior to Closing.

4.9   Indemnification.

Note 1,     Parent agrees to cause the Surviving Corporation to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company's Amended and Restated Certificate of Incorporation or Bylaws, employment agreements identified in Section 2.21 of the Company Disclosure Schedule, indemnification agreements identified in Section 2.21 of the Company Disclosure Schedule or applicable law for acts or omissions which occurred at or prior to the Closing.  Parent shall not,       Note 1      , take any action to alter or impair any exculpatory or indemnification provisions now existing in the Amended and Restated Certificate of Incorporation or Bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing. Prior to the Closing, the Stockholders’ Representative, on behalf of the Company Stockholders, shall secure a directors and officers tail insurance policy covering all past and present officers and directors of the Company      Note 1.

4.10   Certain Employment-Related Matters.

From and after the Effective Time, subject to the provisions of the employment agreements, employment offer letters and similar documentation executed and delivered in connection with this Agreement, Parent shall cause the Surviving Corporation to honor the severance and change-in-control agreements listed in Section 2.21(a) of the Company Disclosure Schedule in accordance with the terms thereof and subject to the conditions and limitations set forth therein.

4.11   Tax Matters.

(a)   Pre-Closing Tax Period. The "Pre-Closing Tax Period" shall include any taxable period that ends on or before the Closing Date. The Company Stockholders shall be responsible for all Taxes of the Company or its Subsidiary for all Pre-Closing Tax Periods and for the portion of any Straddle Period ending on the Closing Date, and shall pay to (or as directed by) the Surviving Corporation any Taxes of the Company or its Subsidiary for all such periods. Such payments shall be made no later than five (5) business days prior to the due date for paying such amount of Taxes to the relevant tax authority.

(b)   Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes of the Company and its Subsidiary for such portion of any Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date. For purposes of this Section 4.11, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

Note 1: Contains confidential information that would be seriously prejudicial to the interests of EXFO.

(c)   Responsibility for Filing Tax Returns. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and its Subsidiary due on or before the Closing Date.  Parent shall have the right to review and comment on such Tax Returns at least ten (10) days prior to filing.  Parent shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Company and its Subsidiary; provided, however, that in the case of any Tax Returns for a Pre-Closing Tax Period or a Straddle Period, the Stockholders' Representative shall have the right to review and comment on such Tax Returns at least ten (10) days prior to filing.  All Tax Returns described in this Section 4.11(c) for a Pre-Closing Tax Period or a Straddle Period shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by law.

(d)   Cooperation on Tax Matters. The Company and its Subsidiary shall cooperate fully, as and to the extent reasonably requested by the Stockholders' Representative and Parent, in connection with the filing of Tax Returns pursuant to Section 4.11 and any audit, litigation or other proceeding with respect to Taxes.

(e)   Certain Taxes.  All transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees incurred in connection with this Agreement shall be paid by the Company Stockholders when due, and the Company will, at the Company Stockholders' expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, real property gains, stamp, registration, and other Taxes and fees, and, if required by applicable law, the Parent and the Company Stockholders will join in the execution of any such Tax Returns and other documentation.

4.12   Certain Actions Required Prior to Closing.

Note 1

Note 1: Contains confidential information that would be seriously prejudicial to the interests of EXFO.

ARTICLE 5
CONDITIONS TO CONSUMMATION OF MERGER

5.1	Conditions to Each Party's Obligations.

The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following condition that this Agreement and the Merger shall have received the Requisite Stockholder Approval.

5.2   Conditions to Obligations of Parent and Merger Sub.

The obligation of each of Parent and Merger Sub to consummate the Merger is subject to the satisfaction (or waiver by Parent) of the following additional conditions:

(a)   Either (i) the number of Dissenting Shares shall not exceed       Note 1      of the outstanding Common Shares as of the Effective Time (calculated as if all the issued and outstanding Preferred Shares had been converted into Common Shares), or (ii) Company Stockholders who hold, in the aggregate, no less than      Note 1      of the number of outstanding Common Shares as of the Effective Time (calculated as if all the issued and outstanding Preferred Shares had been converted into Common Shares) shall have delivered to the Company written consents to the Merger or otherwise waived their dissenters rights under Delaware law in respect of the Merger;

(b)   the Company and its Subsidiary shall have obtained at their own expense (and shall have provided copies thereof to Parent) all of the waivers, releases, permits, consents, approvals or other authorizations referred to in Schedule 5.2, and effected all of the registrations, filings and notices referred to in Schedule 5.2, all of which shall been full force and effect;

(c)   the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties expressly made as of another date, which shall be true and correct as of such other date) in all material respects;

(d)   the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e)   no Legal Proceeding shall be pending or threatened in writing that is reasonably likely to (i) prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

Note 1: Contains confidential information that would be seriously prejudicial to the interests of EXFO.

(f)   no Legal Proceeding shall have been commenced or threatened in writing after the date hereof (other than Legal Proceedings that have been dismissed with prejudice or otherwise definitively and unconditionally withdrawn) that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect on the business of the Company or any of its Subsidiaries;

(g)   the Company shall have delivered to Parent and Merger Sub the Company Compliance Certificate;

(h)   the persons named in Schedule 5.2(h) shall have executed and delivered to Parent a confidentiality, assignment of work product, non-competition and non-solicitation agreement (the "Proprietary Rights Agreement") and an offer letter, each in form and substance acceptable to Parent, each such Proprietary Rights Agreement and offer letter shall be in full force and effect, no such Person shall have taken any actions which would be prohibited by his or her Proprietary Rights Agreement or offer letter in any material respect if such Person were employed pursuant to the terms of such offer letter at the time of such action, and to the knowledge of the Company, no other key employee shall have communicated his or her intention of terminating his or her employment with the Surviving Corporation;

(i)   Parent shall have received from counsel to the Company an opinion of Goodwin Procter LLP in substantially the form attached hereto as Exhibit A, addressed to Parent dated as of the Closing Date, and a secretary's certificate in customary form attesting to the incumbency of the directors and officers of the Company and its Subsidiary, and attaching (i) certified copies of (A) the certificate of incorporation, bylaws and similar governing documents of the Company and its Subsidiary as in effect immediately prior to the Effective Time, and (B) certified copies of all resolutions of the Board of Directors of the Company related to this Agreement, the Ancillary Agreements, the merger and the other transactions contemplated hereby and thereby, and (ii) certificates of good standing (or equivalents of certificates of good standing under Foreign Law) of the Company and its Subsidiary in their respective jurisdictions of organization;

(j)   no Company Material Adverse Effect shall have occurred prior to the Closing Date;

(k)   no Parent Material Adverse Effect shall have occurred prior to the Closing Date;

(l)   the Company shall have provided to Parent or Merger Sub an affidavit certifying that the Company is not and has not been a United States real property holding corporation (as defined in Internal Revenue Code section 897(c)(2)) during the applicable period specified in Internal Revenue Code section 897(c)(1)(A)(ii);

(m)   all Options shall have vested in full and all Options, Warrants and other convertible securities of the Company shall have been exercised by their respective holders or terminated by the Company;

(n)   all Major Holders shall have surrendered their Company Certificates and executed their letters of transmittal and shall have executed a counterpart signature page hereto to be bound by the Indemnification Agreement;

(o)   the Parent shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company and the Subsidiary;

(p)   none of the customers or suppliers of the Company or its Subsidiary listed on Schedule 5.2(p) shall have terminated its ongoing business with the Company or its Subsidiary, or delivered written notice to the Company of its intention to do so;

(q)   the Company shall have provided evidence satisfactory to Parent that all amounts listed under "Transaction Costs to be Paid by Company" set forth on Schedule 1.3(d)(ii) have been paid and evidence that the director and officer tail insurance policy required by Section 4.9 is in place;

(r)   the Company shall have provided to Parent evidence satisfactory to Parent in its sole discretion that each of the actions set forth in Section 4.12 shall be completed at or prior to Closing and that the 280G Vote has occurred;

(s)   Notes 1 and 2

(t)   Note 1

(u)   the Company shall have provided to Parent the Section 2.8 Update, which shall be reasonably acceptable to the Parent based on the past practices of the Company, and the Company shall have provided to Parent the Section 2.16(c) Update, the Section 2.16(d) Update and the 2.16(e) Update; and

(v)   the Company and Parent shall negotiate in good faith to terminate or replace the letter of credit supporting the Company’s obligations under the headquarters Lease.

(w)   the Company shall have provided to Parent evidence satisfactory to Parent in its sole discretion taht the Brix Networks, Inc. Management Incentive Plan has been implemented and approved by the stockholders of the Company in the form previously provided to Parent and that such plan is compliant with Section 409A of the Internal Revenue Code; and

(x)   the Paying Agent and the Company shall have entered into the Paying Agent Agreement (and any other documentation required by the Paying Agent) with Parent in form and substance reasonably satisfactory to Parent.

 Note 1: Contains confidential employee related information.
 Note 2: Contains confidential information that would be seriously prejudicial to the interests of EXFO.

5.3   Conditions to Obligations of the Company.

The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a)   the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties expressly made as of another date, which shall be true and correct as of such other date) in all material respects;

(b)   each of Parent and Merger Sub shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c)   no Legal Proceeding shall be pending or threatened in writing that is reasonably likely to (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d)   Parent shall have delivered to the Company the Parent Compliance Certificate;

(e)   Notes 1 and 2

ARTICLE 6
SURVIVAL INDEMNIFICATION

6.1   Survival of Representations and Warranties.

The representations and warranties of the Company in this Agreement and the certificates delivered in connection therewith shall (a) survive the Closing and (b) shall expire on the Expiration Date, except that (i) the representations and warranties set forth in Section 2.2 and Section 2.9 shall survive the Closing until the expiration of the statute of limitations applicable to claims with respect to the matters covered therein and (ii) the representations and warranties set forth in Section 2.13 shall survive the Closing and shall expire on the date which is twenty-four (24) months after the date on which the Effective Time occurs.  Unless Parent delivers to the Stockholders' Representative a Claim Notice with respect to any alleged breach of any representation or warranty before expiration of the applicable period of survival for such representation or warranty, such alleged breach may not be pursued and is irrevocably waived after such time.

 Note 1: Contains confidential employee related information.
 Note 2: Contains confidential information that would be seriously prejudicial to the interests of EXFO.

6.2   Indemnification by Company Stockholders.

The Company shall, prior to the Effective Time, and the Company Stockholders, severally and not jointly, shall, from and after the Effective Time, indemnify Parent, the Surviving Corporation and the other Indemnified Parties for and in respect of, and hold each of them harmless from and against, any and all such Losses in respect of:

(a)   any breach of or inaccuracy in any representation or warranty of the Company contained (i) in this Agreement, (A) prior to Closing, when made as of the effective date of this Agreement and (B) after Closing, as though made immediately prior to the Effective Time, (ii) in any of the Ancillary Agreements to which the Company is a party, or (iii) in any certificate delivered by the Company to Parent pursuant to Section 5.2 of this Agreement;

(b)   any breach or nonperformance by the Company of or noncompliance by the Company with any covenant, agreement or other obligation of the Company set forth in or arising under this Agreement or any of the Ancillary Agreements to which the Company is a party;

(c)   the failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares or Warrants issued in the name of such Company Stockholder, free and clear of all Liens, provided, however, that such Company Stockholder shall be solely responsible for indemnification in respect of any Losses resulting from such failure;

(d)   any claim by a stockholder or former stockholder of the Company, or any other Person, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder, including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Amended and Restated Certificate of Incorporation of By-Laws of the Company, (iv) any claim that his, her or its shares were wrongfully repurchased by the Company, (v) any claim under the appraisal rights provisions of the Delaware General Corporation Law exceeding the amount that such holder is entitled to receive pursuant to Section 1.5 of this Agreement or (vi) any claim related to the 280G Vote (including the failure to obtain the requisite approval);

(e)   any failure to pay the Company Transaction Costs or the "Transaction Costs to be Paid by the Company" listed on Schedule 1.3(d)(ii).

In determining the amount of Losses for which Parent and the other Indemnified Parties will have a remedy pursuant to clauses (a) and (b) above, once a breach or inaccuracy within the scope of clause (a) or a breach or nonperformance within the scope of clause (b) has been established, the amount of Losses for which Parent and the other Indemnified Parties will have a remedy in respect of such breach, inaccuracy or nonperformance shall be determined without giving effect to any materiality limitation in the representations, warranties, covenants, agreements and other obligations covered thereby. The rights to indemnification set forth in this Article 6 shall not be affected by any investigation conducted by or on behalf of any Indemnified Party or any knowledge acquired (or capable of being acquired) by any Indemnified Party, whether before or after the date of this Agreement, with respect to the inaccuracy or noncompliance with any representation, warranty, certification, covenant, this Section 6.2, or agreement or other obligation within the scope of clauses (a) through (d).

6.3   Claims For Indemnification.

(a)   In order to seek indemnification pursuant to this Article 6, Parent shall deliver a Claim Notice to the Stockholders' Representative.

(b)   Within twenty (20) business days after delivery of a Claim Notice to the Stockholders' Representative, the Stockholders' Representative shall deliver to Parent a Response, in which the Stockholders' Representative shall: (i) agree that the Indemnified Party is entitled to a remedy with respect to all of the Claimed Amount, (ii) agree that the Indemnified Party is entitled to a remedy with respect to the Agreed Amount, or (iii) dispute that the Indemnified Party is entitled to any remedy with respect to the Claimed Amount.

(c)   During the 30-day period following the delivery of a Response that reflects a Dispute, the Stockholders' Representative and Parent shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Stockholders' Representative and Parent shall submit the Dispute to binding arbitration and the provisions of Section 6.3(d) shall become effective with respect to such Dispute.

(d)   If Parent and the Stockholders' Representative submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the "Arbitrator") in accordance with the Comprehensive Rules in effect from time to time and the following provisions:

(i)  In the event of any conflict between the Comprehensive Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii)  The Parties shall commence the arbitration by jointly filing a written submission with the Boston office of the Arbitrator in accordance with Rule 5 of the Comprehensive Rules (or any successor provision).

(iii)  No depositions or other discovery shall be conducted in connection with the arbitration.

(iv)  Not later than twenty (20) business days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the Parties a writing setting forth the arbitral award and the Arbitrator's reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 9.11), provided that the Arbitrator shall have no power or authority to (x) award damages in excess of the portion of the Claimed Amount that is subject to such Dispute, (y) award multiple, consequential, punitive or exemplary damages (except to the extent that such damages constitute an element of Loss paid, incurred, sustained or accrued in respect of a Third Party Action), or (z) grant injunctive relief, specific performance or other equitable relief.

(v)  The Arbitrator shall have no power or authority, under the Comprehensive Rules or otherwise, to (x) modify or disregard any provision of this Agreement, or (y) address or resolve any issue not submitted by the Parties.

(vi)  In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of J.A.M.S. and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party's attorneys' fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by Parent and the Company Stockholders.

(e)   The Stockholders' Representative shall have full power and authority on behalf of each Company Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Company Stockholders under this Article 6. The Stockholders' Representative shall have no liability to any Company Stockholder for any action taken or omitted on behalf of the Company Stockholders or Parent pursuant to this Article 6.

6.4   Third Party Actions.

(a)   Parent shall give written notification to the Stockholders' Representative of the commencement against Parent or the Surviving Corporation of any Third Party Action after the Effective Time. Such notification shall be given within twenty (20) business days after receipt by Parent of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by Parent) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of Parent in so notifying the Stockholders' Representative shall relieve the Company Stockholders of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within twenty (20) business days after delivery of such notification, the Stockholders' Representative may, upon written notice thereof to Parent, assume control of the defense of such Third Party Action, including the payment of all fees and expenses, with counsel reasonably satisfactory to Parent; provided that         Note 1

(ii) the Stockholders' Representative may not assume control of the defense of a Third Party Action involving Taxes, customers or suppliers of the Company, criminal liability or any Third Party Action in which injunctive relief is sought.  If the Stockholders' Representative does so assume control of the defense of a Third Party Action, it shall vigorously pursue any and all defenses available to Parent and the Surviving Corporation, and any Dispute between the Parties with respect to any damages, fines, costs or other liabilities that may have been assessed against the Indemnified Party in connection with such Third Party Claim shall be resolved pursuant to Section 6.3 above.  If the Stockholders' Representative does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, or if after assuming such control, does not vigorously pursue the defense of such Third Party Action, as determined in the reasonable discretion of Parent, the Parent shall be entitled to control such defense.  The Non-Controlling Party may participate in such defense, and such participation shall (in the case of the Stockholders' Representative) be at its own expense. The Controlling Party shall keep the Non-Controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto.  The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action.  The reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action for which the Indemnified Party is entitled to indemnification pursuant to this Article 6 shall be considered Losses for purposes of this Agreement.  The Controlling Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the Non-Controlling Party's prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

Note 1: Contains confidential information that would be seriously prejudicial to the interests of EXFO.

(b)   If a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Losses for which such Indemnified Party may be entitled to indemnification pursuant to this Article 6, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to settle or satisfy such obligation, with prior written consent from the Stockholders' Representative (which shall not be unreasonably withheld or delayed), and, subject to the right of the Stockholders' Representative to dispute the validity and amount of such claim pursuant to the provisions of Section 6.3(b) and the dispute resolution procedures of Section 6.3(c) and Section 6.3(d), (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article 6, and (ii) such Indemnified Party shall be entitled to a remedy, in accordance with the provisions of this Article 6, for any such Losses for which it is entitled to indemnification pursuant to this Article 6.

6.5   Limitations.

Note 1

Note 1: Contains confidential information that would be seriously prejudicial to the interests of EXFO.

Note 1

Note 1: Contains confidential information that would be seriously prejudicial to the interests of EXFO.

Note 1

6.6   Liability and Authority of Stockholders' Representative; Successors and Assignees.

(a)   Limitation on Liability. The Stockholders' Representative shall incur no liability to Parent or the Company Stockholders with respect to any action taken or suffered by them in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own wilful misconduct or gross negligence. The Stockholders' Representative may, in all questions arising under this Agreement, rely on the advice of counsel and the Stockholders' Representative shall not be liable to the Parent or Company Stockholders for anything done, omitted or suffered in good faith by the Stockholders' Representative based on such advice. To the fullest extent permitted by applicable law,        Note 1       and hold the Stockholders' Representative harmless against any loss, liability or expense incurred without gross negligence or wilful misconduct on the part of the Stockholders' Representative and arising out of or in connection with the acceptance or administration of the Stockholders' Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders' Representative. At the time of payment pursuant to Section 1.11 to the Company Stockholders of any portion of the Earn-Out Amount, the Stockholders' Representative shall be entitled to deduct and withhold from such payment such amount as may be required to pay and reimburse fees and expenses of third parties incurred or expected to be incurred in connection with the Stockholders' Representative's role as Stockholders' Representative pursuant to this Agreement.

Note 1: Contains confidential information that would be seriously prejudicial to the interests of EXFO.

(b)   Successor Stockholders' Representative. In the event of the death or permanent disability of any Stockholders' Representative, or his or her resignation as a Stockholders' Representative, a successor Stockholders' Representative shall be elected by written consent of a majority-in-interest of the interests held by the Major Holders as determined immediately prior to the Effective Time. Each successor Stockholders' Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders' Representative, and the term "Stockholders' Representative" as used herein shall be deemed to include successor Stockholders' Representative.

(c)   Power and Authority. The Stockholders' Representative shall have full power and authority to represent the Company Stockholders, and their successors, with respect to all matters arising under this Agreement and all actions taken by any Stockholders' Representative hereunder shall be binding upon the Company Stockholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Stockholders' Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Company Stockholders and their successors. In connection with the performance of its obligations hereunder, the Stockholders' Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Major Holders, attorneys, accountants, investment bankers, advisors, and consultants and to obtain such other professional and expert assistance and to maintain such records as the Stockholders' Representative may deem necessary or desirable and to incur other out-of-pocket expenses related to the performance of its services hereunder.

ARTICLE 7
TERMINATION
7.1   Termination of Agreement.

The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below upon the occurrence of any of the events set forth in clauses (a) though (d):

(a)   The Parties may terminate this Agreement by mutual written consent.

(b)   Parent may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 5.2 not to be satisfied and (ii) is not cured within thirty (30) days following delivery by Parent to the Company of written notice of such breach.

(c)   The Company may terminate this Agreement by giving written notice to Parent in the event Parent or Merger Sub is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 5.3 not to be satisfied and (ii) is not cured within thirty (30) days following delivery by the Company to Parent of written notice of such breach.

(d)   Either Parent or the Company may terminate this Agreement if the transactions contemplated hereby have not been consummated as of June 2, 2008.

Notwithstanding the foregoing, this Agreement may not be terminated under this Section 7.1 by or on behalf of any Party that is in breach of any representation or warranty or in violation of any covenant or agreement contained herein.

7.2   Effect of Termination

(a)   If this Agreement is terminated under Section 7.1(a) herein at a time when no Party is in breach of a representation or warranty or in violation of a covenant or agreement contained herein, neither Party shall have any further liability or obligation to any other Party, except as otherwise provided herein.

(b)   If this Agreement is terminated under Section 7.1(b), (c) or (d), neither Party shall have any further liability or obligation to any other Party, except as otherwise provided herein; provided, however, that nothing in this Agreement shall relieve any Party from liability for any wilful breach of any covenant, agreement, representation or warranty contained in this Agreement (including any failure of the Company to use its commercially reasonable efforts to cure any breach of any representation, warranty or covenant contained in this Agreement).

ARTICLE 8
DEFINITIONS

8.1   Certain Definitions.

For purposes of this Agreement, each of the following terms has the meaning set forth below.

"280G Vote" has the meaning set forth in Section 4.3(c).

"401(k) Plan" has the meaning set forth in Section 4.12.

"Affiliate" means any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

"Agreed Amount" mean part, but not all, of the Claimed Amount.

"Agreement" has the meaning set forth in the first paragraph of this Agreement.

"Amended and Restated Certificate of Incorporation" has the meaning set forth in Section 1.5(e).

"Ancillary Agreements" means the non-competition agreements and the offer letters described in Section 5.2(h), and any other agreement entered into in connection with the transactions contemplated hereby, including but not limited to the Indemnification Agreement.

"Arbitrator" has the meaning set forth in Section 6.3(d).

"Base Earn-Out Amount" has the meaning set forth in Section 1.5(d).

"Business Plan" has the meaning set forth in Section 2.32.

"Cash Amount" has the meaning set forth in Section 1.3(c).

"Cash Price" has the meaning set forth in Section 1.5(d).

"CERCLA" means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"Certificate of Merger" means the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law.

"Claim Notice" means written notification which contains (i) a description of the Losses paid, incurred, sustained, accrued or reasonably expected to be paid, incurred, sustained, or accrued by the Indemnified Party and the Claimed Amount of such Losses, to the extent then known, and (ii) a statement that the Indemnified Party is entitled to indemnification under Article 6 for such Losses and a reasonable explanation of the basis therefor.

"Claimed Amount" means the amount of any Losses paid, incurred, sustained, or accrued or reasonably expected to be paid, incurred, sustained, or accrued by the Indemnified Party.

"Closing" means the closing of the transactions contemplated by this Agreement.

"Closing Date" means the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article 5), or such other date as may be mutually agreeable to the Parties.

"Common Shares" means the shares of common stock, $0.001 par value per share, of the Company.

"Company" has the meaning set forth in the first paragraph of this Agreement.

"Company Certificate" has the meaning ascribed to it in Section 1.10(a).

"Company Compliance Certificate" means a certificate to the effect that each of the conditions specified in Section 5.2 is satisfied in all respects.

"Company Disclosure Schedule" means the disclosure schedule provided by the Company to Parent on the date hereof and accepted in writing by Parent.

"Company Intellectual Property" means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

"Company IP Registrations" has the meaning set forth in Section 2.13(a).

"Company Licensed Intellectual Property" means all Intellectual Property that is licensed to the Company or its Subsidiary by any third party.

"Company Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets, liabilities, capitalization, operations, condition (financial or other), results of operations or prospects of the Company and its Subsidiary as a whole, or (b) the ability of Parent to operate the business of the Company and of its Subsidiary immediately after Closing in the manner operated by the Company and its Subsidiary as a whole prior to the Closing; provided, that none of the following shall constitute or be considered in determining whether a Company Material Adverse Effect shall have occurred: (i) temporary or short-term cyclical changes generally affecting any of the economies in which the Company and its Subsidiary conduct business (except to the extent that such changes have a materially disproportionate effect on the Company and its Subsidiary); (ii) changes in GAAP so long as such changes have not had and do not have a materially disproportionate effect on the consolidated financial condition and results or operations of the Company and its Subsidiary; (iii) termination of employment of any employees of the Company and its Subsidiary so long as the conditions set forth in Sections 4.10 and 5.2(h) are satisfied; and (iv) any changes resulting from the execution of this Agreement or any of the Ancillary Agreements or any public announcement of the transactions contemplated hereby and thereby so long as the other conditions in Section 5.2 are satisfied.  For the avoidance of doubt, the parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

"Company Owned Intellectual Property" means all Intellectual Property owned or purported to be owned by the Company or its Subsidiary, in whole or in part.

"Company Plan" means any Employee Benefit Plan maintained, or contributed to, by the Company, its Subsidiary or any ERISA Affiliate.

"Company Shares" means the Common Shares and the Preferred Shares together.

"Company Stock Plan" means any stock option plan or other stock or equity related plan of the Company.

"Company Stockholders" means the stockholders of record of the Company immediately prior to the Effective Time.

"Company Transaction Costs" means all fees and expenses of the Company's investment banking, financial, legal, accounting and other advisers in connection with the Merger, this Agreement and the Ancillary Agreements, the negotiations related thereto, and the transactions contemplated hereby and thereby.

"Comprehensive Rules" means the J.A.M.S. Comprehensive Arbitration Rules and Procedures.

"Contracts" has the meaning set forth in Section 2.13(i).

"Controlling Party" means the party controlling the defense of any Third Party Action.

"Copyrights" has the meaning set forth in subsection (c) of the Intellectual Property definition below.

"Customer Offerings" means (a) the products (including Software and Documentation) that the Company or its Subsidiary (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous five (5) years, or (ii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Company or its Subsidiary (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous five (5) years, or (iii) currently plans to provide or make available to third parties in the future. A true and complete list of all Customer Offerings is set forth in Section 2.13 of the Company Disclosure Schedule.

"Developers" has the meaning set forth in Section 2.13(k).

"Disclosure Statement" means a written information statement containing the information prescribed by Section 4.3 and the Delaware General Corporation Law.

"Dispute" means the dispute resulting if the Stockholders' Representative in a Response disputes its liability for all or part of the Claimed Amount.

"Dissenting Shares" means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time.

"Dissenting Stockholders" has the meaning set forth in Section 1.6.

"Documentation" means reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other printed, visual or electronic materials describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

"Effective Time" means the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware.

"Employee Benefit Plan" means, whether or not subject to ERISA, any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including day and dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, unemployment, workmen's compensation and other insurance coverage; severance, separation, termination or similar benefits; disability benefits; deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or postretirement compensation.

"Environmental Law" means any foreign, federal, provincial, state, local or municipal law, statute, rule, order, directive, judgment, Permit, policy, guideline, treaty or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labelling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, leaks, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (vii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (ix) health and safety of employees and other persons; and (x) restrictions on the use and waste of hazardous substances in electrical and electronic equipment including the legislation of the European Commission with reference to RoHS (restriction on the use of certain hazardous substances in electrical and electronic equipment) and WEEE (Waste Electric and Electronic Equipment). As used above, the term "release" has the meaning set forth in CERCLA.

"ERISA" mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any entity which is a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code), (2) a group of trades or businesses under common control (as defined in Section 414( c) of the Internal Revenue Code), or (3) an affiliated service group (as defined under Section 414(m) of the Internal Revenue Code or the regulations under Section 414(o) of the Internal Revenue Code), any of which includes the Company or its Subsidiary.

"Excepted Matters" has the meaning set forth in Section 6.5(a).

"Exclusive Period" has the meaning set forth in Section 4.7(a).

"EXFO" means EXFO Electro-Optical Engineering Inc., a Province of Québec corporation.

"Expiration Date" means 11:59 p.m. Eastern Time on the date which is twelve (12) months after the date on which the Effective Time occurs.

"Exploit" means all rights of exploitation including the rights to develop, design, test, modify, make, use, sell, have made, used and sold, import, export, produce, reproduce, market, distribute, commercialize, support, maintain, correct, translate, adapt, modify, create derivative works of, transmit, communicate, display or authorize any of the foregoing acts.

"Financial Projection Sheet" has the meaning set forth in Section 2.32.

"Financial Statements" means:

(a)  the audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company as of the end of 2006 and 2005;

(b)  the unaudited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company as of the end of 2007; and

(c)  the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in stockholders' equity and cash flows of the Company for the two (2) months ended as of the Most Recent Balance Sheet Date.

"Foreign Law" means any federal, provincial or local law, statute, rule, order, directive, judgment, permit or regulation of a country other than the United States of America in which the Company or its Subsidiary carries on business or operates.

"GAAP" means United States generally accepted accounting principles.

"Governmental Entity" means any court, arbitrational tribunal, administrative agency or commission or other federal, national, state, provincial, local, municipal or multinational governmental, quasi-governmental or regulatory authority or agency of the United States of America or any state thereof, any other country, or any subdivision or authority of any of the foregoing.

“Indemnification Agreement”     Note 1

"Indemnified Parties" means Parent and Merger Sub prior to the Effective Time and their respective directors, officers, employees, and Representatives, and Parent and the Surviving Corporation after the Effective Time and their respective directors, officers, employees, and Representatives.

"Intellectual Property" means the following subsisting throughout the world:

(d)   patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisions, reissues, reexaminations, and extensions) (collectively, "Patent Rights");

(e)   trademarks and service marks, logos, Internet domain names, trade dress, distinguishing guises, corporate names and doing business designations, and all registrations and applications for registration of the foregoing, common law trademarks and service marks (collectively "Trademarks"), and all goodwill in the foregoing;

(f)   copyrightable works and works of authorship, designs, drawings, Software, data and database rights and registrations and applications for registration thereof (collectively, "Copyrights");

(g)   inventions, algorithms, methods, procedures, techniques, instructions, guides, manuals, samples, specifications, schematics, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, records, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(h)   other proprietary rights relating to any of the foregoing, whether recognized by statutory law or common or civil law (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

"Intellectual Property Registrations" means all certificates of registration and applications for registration of Patent Rights, Trademarks, Copyrights and any other Intellectual Property, throughout the world.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

"Internal Systems" means the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company or its Subsidiary in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or its Subsidiary or hosted at a third party Internet site.

Note 1: Contains confidential information that would be seriously prejudicial to the interests of EXFO.

"Inventories" means, at any time, all inventories of the Company and its Subsidiary wherever located, including (i) all finished goods (products held for sale), work in process (products at some stage of production) raw materials and goods in transit, and (ii) all other maintenance, repair and operating materials and supplies, including spare parts, fuels, and packaging material.

“IP Breach” means any breach of a representation or warranty contained in Section 2.13        Note 1

“IP Indemnification Cap” has the meaning set forth in Section 6.5(c).

"Lease" means any lease or sublease pursuant to which the Company or its Subsidiary leases or subleases from another Person any real property.

"Leased Property" has the meaning set forth in Section 2.12.

"Legal Proceeding" means any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

"Liability Basket" has the meaning set forth in Section 6.5(a).

"Losses" means any and all debts, obligations and other liabilities, judgments, monetary damages, fines, fees, penalties, interest obligations, Taxes, charges, assessments, deficiencies, other losses, and expenses (including reasonable expenses of investigation, defense, prosecution, and settlement of claims; court costs; reasonable fees, expenses, and costs of attorneys, accountants, investigators, financial advisors, and experts; and other reasonable expenses of litigation, arbitration or other dispute resolution proceedings).

"Major Holders" means the holders of Preferred Shares that have executed a counterpart signature page hereto.

"Management Participant" means an employee of the Company entitled to a bonus payment pursuant to the Brix Networks, Inc. Management Incentive Plan.

"Materials of Environmental Concern" means any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA and any other applicable Environmental Laws), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act and any other applicable Environmental Laws), hazardous wastes (as such term is defined under the Resource Conservation and Recovery Act and any other applicable Environmental Laws), other hazardous, radioactive, explosive or toxic materials, asbestos and asbestos-containing materials, oil, petroleum and petroleum products (and fractions thereof), biohazards and medical wastes, or any other material listed or subject to regulation under any Environmental Law due to its potential to harm the environment or human health.

Note 1: Contains confidential information that would be seriously prejudicial to the interests of EXFO.

"Merger" means the merger of Merger Sub with and into the Company in accordance with the terms of this Agreement.

"Merger Sub" has the meaning set forth in the first paragraph of this Agreement.

"Most Recent Balance Sheet" means the unaudited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.

"Most Recent Balance Sheet Date" means February 29, 2008.

"Non-Controlling Party" means the party not controlling the defense of any Third Party Action.

"Open Source Materials" means all Software, Documentation or other material that is distributed as "free software", "open source software" or under a similar licensing or distribution model,      Note 1

"Option" means each option to purchase or acquire Common Shares.

"Other Intermediaries" has the meaning set forth in Section  4.7(a).

"Other Company Stockholder" has the meaning set forth in Section 4.7(a).

"Owned Real Property" means each item of real (immovable) property owned by the Company or its Subsidiary.

"Parent" has the meaning set forth in the first paragraph of this Agreement.

"Parent Compliance Certificate" means a certificate to the effect that each of the conditions specified in Section 5.3 is satisfied in all respects

"Parent Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets, liabilities, capitalization, operation, condition (financial or other), results of operations or prospects of Parent or its subsidiaries as a whole or (b) the ability of Parent to consummate the transactions contemplated hereby; provided, however, that none of the following shall constitute or be considered in determining whether a Parent Material Adverse Effect shall have occurred:  (i) temporary or short term cyclical changes generally affecting any of the economics in which Parent or its subsidiaries conduct business (except to the extent that such changes have a materially disproportionate effect on the Parent and its subsidiaries); (ii) changes in GAAP so long as such changes have not had and do not have a materially disproportionate effect on the financial condition and results of Parent; and (iii) any changes resulting from the execution of this Agreement or any of the Ancillary Agreements or any public announcement of the transactions contemplated hereby and thereby.

"Parties" means Parent, Merger Sub and the Company.

Note 1: Contains confidential information that would be seriously prejudicial to the interests of EXFO.

"Patent Rights" has the meaning set forth in subsection (a) of the Intellectual Property definition above.

"Paying Agent" means U.S. Bank National Association.

"Permits" means all permits, licenses, registrations, certificates, orders, approvals, renewals, franchises, variances and similar rights or authorizations issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

"Person" means any: (i) individual, (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity, or (iii) any Governmental Entity.

"Pre-Closing Tax Period" has the meaning set forth in Section 4.l1(a).

"Preferred Shares"      Note 1

"Product Registration" means permission from any governmental authority allowing a device or a software to be lawfully distributed for commercial use in a country, including establishment registration and device or software listing with the Federal Communications Commission.

"Purchase Price" has the meaning set forth in Section 1.5(d).

"R&D Plan" has the meaning set forth in Section 2.32.

"Representatives" has the meaning set forth in Section 4.7(a).

"Requisite Stockholder Approval" means the adoption of this Agreement and the approval of the Merger by (a) a majority of the votes represented by the outstanding Company Shares and Preferred Shares entitled to vote on this Agreement and the Merger, voting together as a single class, (b) at least seventy percent (70%) of the votes represented by the outstanding shares of Series A-1 Preferred Stock, voting as a separate class, and (c) at least sixty-seven percent (67%) of the votes represented by the outstanding Preferred Shares, voting together as a single class.

"Response" means a written response containing the information provided for in Section 6.3(b).

"Securities Act" means the Securities Act of 1933, as amended.

Note 1: Contains confidential information that would be seriously prejudicial to the interests of EXFO.

"Security Interest" means any mortgage, hypothecation, pledge, assessment, security interest, lease, prior claims, encumbrance, charge, license, covenant, condition, levy, option, equity, adverse claim or restriction or other lien of any kind (whether arising by contract or by operation of law), or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable securities laws, other, in each case, than (i) mechanic's, materialmen's, and similar liens; (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation; (iii) liens for current taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; (iv) liens securing debt that is reflected on the Most Recent Balance Sheet and that is being repaid at or prior to the Effective Time; and (v) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company.

"Software" shall mean all computer programs and all updates, upgrades and all versions thereof developed, sold, licensed to third parties, marketed or supported by the Company in its normal course of business, including but not limited to all computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form, program files, data files, computer related data, field and data definitions and relationships, data definitions specifications, data models, programs and systems logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts.

"Stockholders' Representative" means Charles River Ventures, LLC.

"Straddle Period" has the meaning set forth in Section 4. 11(a).

"Subsidiary" with respect to any Party, means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Party (or another Subsidiary of such Party) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

"Surviving Corporation" means the Company, as the surviving corporation in the Merger, for time periods from and after the Effective Time.

"Taxes" means all taxes, charges, fees, levies, duties or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, capital, sales, goods and services, use, transfer, withholding, employment, unemployment, pension plan (whether federal, state, national or provincial), insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by any domestic or foreign federal, national, state, provincial, local or municipal government, or any agency thereof, or any political subdivision the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

"Tax Returns" means all reports, returns, declarations, elections, statements or other information required to be supplied to a taxing authority in connection with Taxes.

"Third Party Acquisition" has the meaning set forth in Section 4.7(a).

"Third Party Action" means any suit or proceeding by a Person other than (and unaffiliated with) Parent or the Company, which would reasonably be expected to result in an indemnification claim pursuant to Article 6.

"Trademarks" has the meaning set forth in subsection (b) of the Intellectual Property definition above.

"Transaction Costs" has the meaning set forth in Section 1.3(d)(ii).

"Warrant" means each warrant or other contractual right to purchase or acquire Company Shares; provided that Options and Preferred Shares shall not be considered Warrants.

8.2   Certain Rules of Construction.

(a)   The terms "law" and "laws" refer to each applicable U.S. and foreign federal, state, national, provincial, local and municipal law, statute, rule, regulation and directive and each judgment, order, decree, permit, or order of each court and other Governmental Entity of competent jurisdiction. Any reference to any federal, state, national provincial, local, municipal, foreign or other law shall be deemed also to refer to all rules and regulations promulgated thereunder (including rues and regulations of the Securities and Exchange Commission, state securities regulators, the NASD and its affiliates), unless the context requires otherwise.

(b)   Unless the context of this Agreement otherwise requires, (i) words of either gender or the neuter include the other gender and the neuter, (ii) words using the singular number also include the plural number and words using the plural number also include the singular number, (iii) the terms "hereof', "herein", "hereby" and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms "Article" or "Section" or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the Company, (vi) the word "include" shall be deemed to be followed by business and practice of the phrase "but are not limited to", the word "includes" shall be deemed to be followed by the phrase "but is not limited to", and the word "including" shall be deemed to be followed by the phrase "but not limited to", (vii) the phrase "materiality limitation", with respect to a party's representations, warranties, covenants and agreements, includes all qualifications, limitations, thresholds and exceptions based on the concept of materiality, whether expressed by the word "material", "materially", "materiality", "material adverse change", "Parent Material Adverse Effect" or "Company Material Adverse Effect", (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated, (ix) when a statement herein with respect to a particular matter is qualified by the phrase "in all material respects", materiality shall be determined solely by reference to, and solely within the context of, the specified matter and not with respect to the entirety of this Agreement or the entirety of the transactions contemplated hereby, (x) the terms "party" or "parties" refer to Parent and Merger Sub, on the one hand, and the Company, on the other, and the terms "third party" or "third Parties" refers to Persons other than Parent, Merger Sub and the Company, (xi) when reference is made in this Agreement to a "product" of the Company, such reference shall include products under development, and when reference is made in this Agreement to the business of the Company as "proposed" to be conducted, or to Intellectual Property "proposed" to be embodied in a product, technology or service of the Company or used in and/or necessary to the conduct of the business of the Company as "proposed" to be conducted, such reference shall include the businesses, activities, Intellectual Property, products, technologies and services reflected in the Business Plan. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(c)   When used herein, the phrases "to the knowledge of' any Person, "to the best knowledge of' any Person, "known to" any Person or any similar phrase, means (i) with respect to the Company, the actual knowledge of the directors and officers of the Company and its Subsidiary and other individuals that have a similar position or have similar powers and duties as the officers and directors of the Company and its Subsidiary, including, in the case of such officers, the knowledge of facts that such officers should have after due inquiry, (ii) with respect to any Person who is an individual, the actual knowledge of such Person, and (iii) with respect to any other Person, the actual knowledge of the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and directors of such Person. For this purpose, "due inquiry" with respect to any matter means inquiry of and consultations with (A) the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as such officers and directors, (B) other employees of and the advisors to such Person, including legal counsel and outside auditors, who have principal responsibility for the matter in question or are otherwise likely to have information relevant to the matter, and (C) the stockholders owning more than ten percent (10%) of the equity interests, by vote or value, of such Person..

(d)   The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. The drafting and negotiation of the representations, warranties, covenants and conditions to the obligations of Parent, Merger Sub and the Company herein reflect compromises, and certain provisions may overlap with other provisions or may address the same or similar subject matters in different ways or for different purposes. It is the intention of the Parties that, to the greatest extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (i) the provisions of in this Agreement shall be construed to be cumulative; (ii) each provision of this Agreement shall be given full separate and independent effect; and (iii) no provision shall be limited by any other provision unless such limitation is expressly set forth.

(e)   All references to "dollars" or "$" shall mean references to U.S. Dollars.

ARTICLE 9
MISCELLANEOUS

9.1   Press Releases and Announcements.

No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that Parent may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case Parent shall use reasonable efforts to advise the Company and provide it with a copy of the proposed disclosure prior to making the disclosure).

9.2   No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article 1 concerning payment of the Purchase Price and (b) the provisions of Section 4.9 concerning indemnification and insurance are intended for the benefit of the individuals specified therein.

9.3   Entire Agreement.

This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidential Disclosure Agreement between Parent and the Company shall remain in effect in accordance with its terms. Notwithstanding the foregoing, this Agreement and any provision, Schedule, Exhibit, document or other agreement referenced herein may be disclosed by Parent as required by applicable securities laws.

9.4   Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties; provided that Merger Sub may assign its rights, interests and obligations hereunder to an Affiliate of Parent. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.4 is void.

9.5   Counterparts and Facsimile Signature.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or PDF signature.

9.6   Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7   Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company prior to Closing:

Brix Networks, Inc 285 Mill Road Chelmsford, MA 01824 Attn: President	Copy to:	Goodwin Procter LLP Exchange Place Boston, MA 02109 Attn: Paul Lee

If to Parent, Merger Sub or Surviving Corporation:

400 Godin Avenue Quebec (Quebec) G1M 2K2 CANADA Attn: Germain Lamonde	Copy to:	Choate Hall & Stewart LLP Two International Place Boston, MA 02110 Attn: Brian Lenihan

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8   Governing Law.

All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of The Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of The Commonwealth of Massachusetts.

9.9   Amendments and Waivers.

The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrences. Without limiting the generality of the foregoing, no amendment, supplement or update after the date of this Agreement shall be made to the Company Disclosure Schedule without the express written consent of Parent, or to the Parent Company Disclosure Schedule without the express written consent of  the Company, and no amendment, supplement or update made or delivered (or purporting to be made or delivered) after the date of this Agreement without such consent shall have any effect on any of the rights or obligations of the Company or Parent, respectively.

9.10   Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11   Submission to Jurisdiction.

Each Party (a) submits to the non-exclusive jurisdiction of any state or federal court sitting in Massachusetts in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided, in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 9.7, provided that nothing in this Article 9 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

ARTICLE 10
GUARANTY

EXFO hereby unconditionally guarantees the performance of all of Parent's obligations under this Agreement and, from and after the Closing, the Surviving Corporation’s obligations to pay the Earn-Out Amount under Section 1.11 of this Agreement.

ARTICLE 11
VALIDITY

In the event the Requisite Stockholder Approval is not obtained by 3:45 PM EDT on April 2, 2008 (i.e., following the execution of this Agreement), this Agreement shall expire, be null and void ab initio and shall not be enforceable in any way and no Party shall have any liability or obligation to any other Party hereunder.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

GEXFO DISTRIBUTION INTERNATIONALE INC.
By:	/s/ Pierre Plamondon
Pierre Plamondon
Title:	Director

EXFO SERVICE ASSURANCE INC.
By:	/s/ Pierre Plamondon
Pierre Plamondon
Title:	Director

BRIX NETWORKS, INC.
By:	/s/ Thomas J. Pincince
Thomas J. Pincince
Title:	President and CEO

CHARLES RIVER VENTURES, LLC
By:

Title:

For purposes of Article 10 only: EXFO ELECTRO-OPTICAL ENGINEERING INC.
By:	/s/ Pierre Plamondon
Pierre Plamondon
Title:	Vice President of Finance and Chief Financial Officer

  [Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

GEXFO DISTRIBUTION INTERNATIONALE INC.
By:
Pierre Plamondon
Title:	Director

EXFO SERVICE ASSURANCE INC.
By:
Pierre Plamondon
Title:	Director

BRIX NETWORKS, INC.
By:
Thomas J. Pincince
Title:	President and CEO

CHARLES RIVER VENTURES, LLC
By:	/s/ Michael J. Zak

Title:

For purposes of Article 10 only: EXFO ELECTRO-OPTICAL ENGINEERING INC.
By:
Pierre Plamondon
Title:	Vice President of Finance and Chief Financial Officer

 [Signature Page to Merger Agreement]

The undersigned Major Holder hereby executes this counterpart signature page to the Agreement for the purposes Section 6.5 only. NAME OF MAJOR HOLDER:
By:	/s/ Thomas J. Pincince
Name: Thomas J. Pincince
Title:

   [Signature Page to Merger Agreement]

The undersigned Major Holder hereby executes this counterpart signature page to the Agreement for the purposes Section 6.5 only. NAME OF MAJOR HOLDER:
By:	/s/ Rubin Gruber	4/2/8
Name: Rubin Gruber
Title:

   [Signature Page to Merger Agreement]

The undersigned Major Holder hereby executes this counterpart signature page to the
Agreement for the purposes Section 6.5 only.
CASTILE VENTURES, L.P.
NAME OF MAJOR HOLDER:
By:    Castile Partners, LLC, its general partner

By:	/s/ Nina F. Sabari
Name: Nina F. Sabari
Title:	Castile Ventures Manager

   [Signature Page to Merger Agreement]

The undersigned Major Holder hereby executes this counterpart signature page to the
Agreement for the purposes Section 6.5 only.

NAME OF MAJOR HOLDER:
CHARLES RIVER PARTNERSHIPIX, A LIMITED PARTNERSHIP
BY CHARLES RIVER IX GP LIMITED PARTNERSHIP, GENERAL PARTNER

By:	/s/ Michael J, Zak
Name: Michael J. Zak
Title:	General Partner

   [Signature Page to Merger Agreement]

The undersigned Major Holder hereby executes this counterpart signature page to the
Agreement for the purposes Section 6.5 only.

NAME OF MAJOR HOLDER:
CHARLES RIVER PARTNERSHIP IX-A,  A LIMITED PARTNERSHIP
BY CHARLES RIVER IX GP LIMITED PARTNERSHIP, GENERAL PARTNER

By:	/s/ Michael J, Zak
Name: Michael J. Zak
Title:	General Partner

   [Signature Page to Merger Agreement]

The undersigned Major Holder hereby executes this counterpart signature page to the
Agreement for the purposes Section 6.5 only.

NAME OF MAJOR HOLDER:
CHARLES RIVER IX-B, LLC
BY CHARLES RIVER FRIENDS, Inc., Manager

By:	/s/ Michael J, Zak
Name: Michael J. Zak
Title:	Officer

   [Signature Page to Merger Agreement]

The undersigned Major Holder hereby executes this counterpart signature page to the
Agreement for the purposes Section 6.5 only.

NAME OF MAJOR HOLDER:
CHARLES RIVER IX-C, LLC
BY CHARLES RIVER FRIENDS, Inc., Manager

By:	/s/ Michael J, Zak
Name: Michael J. Zak
Title:	Officer

   [Signature Page to Merger Agreement]

The undersigned Major Holder hereby executes this counterpart signature page to the
Agreement for the purposes Section 6.5 only.

NAME OF MAJOR HOLDER:
CHARLES RIVER PARTNERSHIPX, A LIMITED PARTNERSHIP
BY CHARLES RIVER X GP, LLC

By:	/s/ Michael J, Zak
Name: Michael J. Zak
Title:	Managing Member

   [Signature Page to Merger Agreement]

The undersigned Major Holder hereby executes this counterpart signature page to the
Agreement for the purposes Section 6.5 only.

NAME OF MAJOR HOLDER:
CHARLES RIVER PARTNERSHIP X-A, A LIMITED PARTNERSHIP
BY CHARLES RIVER X GP, LLC

By:	/s/ Michael J, Zak
Name: Michael J. Zak
Title:	Managing Member

   [Signature Page to Merger Agreement]

The undersigned Major Holder hereby executes this counterpart signature page to the
Agreement for the purposes Section 6.5 only.

NAME OF MAJOR HOLDER:
CHARLES RIVER FRIENDS, X-B LLC
BY CHARLES RIVER FRIENDS, INC.

By:	/s/ Michael J, Zak
Name: Michael J. Zak
Title:	Officer

   [Signature Page to Merger Agreement]

The undersigned Major Holder hereby executes this counterpart signature page to the
Agreement for the purposes Section 6.5 only.

NAME OF MAJOR HOLDER:
CHARLES RIVER FRIENDS, X-C LLC
BY CHARLES RIVER FRIENDS, INC., Manager

By:	/s/ Michael J, Zak
Name: Michael J. Zak
Title:	Officer

   [Signature Page to Merger Agreement]

The undersigned Major Holder hereby executes this counterpart signature page to the
Agreement for the purposes Section 6.5 only.
FIDELITY VENTURES II, LIMITED PARTNERSHIP
NAME OF MAJOR HOLDER:
By: Fidelity Ventures Advisors II LLC, Its General Partner
By: Fidelity Investors Management Corp., Its Managing Member

By:	/s/ Andrew D. Flaster
Name: Andrew D. Flaster
Title:	Partner and Chief Financial Officer

   [Signature Page to Merger Agreement]